UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
INTERDIGITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 7, 2023

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

We are pleased to invite you to attend our 2023 annual meeting of shareholders, which will be held on Wednesday, June 7, 2023, at 2:00 PM Eastern Time. This year’s annual meeting will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2023. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the nine director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

3.	Advisory vote on frequency of future advisory votes on executive compensation;

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023; and

5.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of the proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. We also believe that hosting a virtual meeting will enable participation by more of our shareholders in our annual meeting while lowering the cost of conducting the meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. On or about April 20, 2023, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2023 proxy statement and 2022 annual report, and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, 2023 proxy statement, 2022 annual report and proxy card.

All holders of record of shares of our common stock (Nasdaq: IDCC) at the close of business on April 5, 2023 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Your vote is important. Regardless of whether you plan to attend the annual meeting, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to vote your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Voting by Internet, telephone or mail will not affect your right to vote at the annual meeting if you decide to attend the virtual meeting through www.virtualshareholdermeeting.com/IDCC2023. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record, which you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

The annual meeting will be held as a virtual meeting and begin promptly at 2:00 PM Eastern Time. In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2023 and follow the instructions that are included in the Notice, on your proxy card or in the voting instructions accompanying your proxy materials. You will also need the 16-digit control number provided therein. Online check-in will begin at 1:30 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

By Order of the Board of Directors,

JOSHUA D. SCHMIDT
Chief Legal Officer and Corporate Secretary

April 20, 2023

Wilmington, Delaware

INTERDIGITAL, INC.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809-3727

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Wednesday, June 7, 2023, at 2:00 PM Eastern Time, and at any postponements or adjournments thereof. This year’s annual meeting of shareholders will be held as a virtual meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2023. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Your proxy for the annual meeting is being solicited by our Board of Directors (the “Board”).

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of the proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 20, 2023, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on June 7, 2023:

The Notice of Meeting and Proxy Statement and 2022 Annual Report are available at

http://ir.interdigital.com/FinancialDocs.

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice provided with this proxy statement, including the election of directors, the advisory resolution to approve executive compensation, the advisory vote on frequency of future advisory votes on executive compensation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting.

Who may attend the annual meeting?

You are entitled to participate in the annual meeting only if you were a shareholder of record as of the close of business on April 5, 2023 or if you hold a valid proxy for the annual meeting. As noted above, this year’s annual meeting will be held as a virtual meeting that you may attend online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2023. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2023 and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You will be required to complete an online check-in process, for which you will need the 16-digit control number provided on your Notice, your proxy card or the instructions accompanying your proxy materials. If you do not have your control number, you will not be able to join the annual meeting, vote at the annual meeting, ask questions or access the list of shareholders as of the record date at the annual meeting. Online check-in will begin at 1:30 PM Eastern Time, and the annual meeting will begin promptly at 2:00 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership and how to obtain any information you may need, are posted at www.virtualshareholdermeeting.com/IDCC2023.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on April 5, 2023, the record date, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares of common stock that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 27,073,147 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting, which includes participation by electronic means such as a live webcast, or by proxy in order to conduct business legally at such meeting. For the annual meeting, the presence, live at the meeting or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, voting by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attendance at the annual meeting, will cause you to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum, so long as you provide voting instructions for at least one matter or your broker or other nominee votes with respect to a matter for which they do not require your instructions, such as the ratification of the appointment of our independent registered public accounting firm.

How do I vote?

If you are a registered shareholder, you may vote by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 PM Eastern Time on June 6, 2023. The designated proxy will vote according to your instructions. If you attend the live webcast of the annual meeting you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone in advance of the meeting and whether, if you attend the live webcast of the annual meeting, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 PM Eastern Time on June 1, 2023. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “What are the Board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the live webcast of the annual meeting you may revoke your proxy or change your proxy vote by voting electronically at the meeting. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see Proposal 1);

•	For the advisory resolution to approve executive compensation (see Proposal 2);

•	One Year with respect to the frequency of future advisory votes on executive compensation (see Proposal 3); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023 (see Proposal 4).

What vote is required to approve each proposal?

Election of directors. We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the Nominating and Corporate Governance Committee of the Board, which will make a recommendation to the Board as to whether or not the resignation offer should be accepted. In deciding whether to accept the resignation offer, the Board will consider the recommendation of the Nominating and Corporate Governance Committee as well as any additional information and factors that the Board believes to be relevant. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the election results.

Advisory resolution to approve executive compensation. The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Advisory vote on frequency of future advisory votes on executive compensation. The frequency option receiving the most votes cast at the annual meeting will be the frequency that shareholders approve. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required. The Board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee of the Board will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to non-routine matters if you do not provide voting instructions. “Broker non-votes” are shares held in street name by a broker or nominee that is present or represented by proxy at a shareholders meeting to vote on routine matters, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a non-routine matter. For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to Proposal 1, the election of directors, Proposal 2, the advisory vote on executive compensation, or Proposal 3, the advisory vote on frequency of future advisory votes on executive compensation. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to Proposal 4, the ratification of the appointment of the company’s independent registered public accounting firm, and broker-non-votes will occur for Proposals 1, 2 and 3. Broker non-votes will be counted for the purposes of calculating whether a quorum is present at the annual meeting but will have no effect on the outcome of the vote.

How do I ask questions at the annual meeting?

We have designed the virtual annual meeting to provide substantially the same opportunities to participate as shareholders would have at an in-person meeting. The virtual annual meeting format allows shareholders to communicate with the company during the annual meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the annual meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/IDCC2023, typing your question into the “Ask a Question” field and clicking “Submit.”

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the annual meeting will be answered in the live Q&A session during the annual meeting, subject to time constraints. Any such questions that cannot be answered during the annual meeting due to time constraints will be posted and answered on our Investor Relations website, http://ir.interdigital.com, as soon as practicable after the annual meeting.

Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct, and other materials for the annual meeting will be available during the annual meeting at www.virtualshareholdermeeting.com/IDCC2023.

How do I access technical support during the annual meeting?

If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the annual meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the annual meeting, will be available at www.virtualshareholdermeeting.com/IDCC2023. The virtual annual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the annual meeting.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of each of the Board committees, provide the framework for the governance of the company. The Nominating and Corporate Governance Committee is responsible for annually reviewing the principles and recommending any proposed changes to the Board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the IR menu heading “Governance – Governance Documents,” along with the charters of each of our Board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Corporate Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Audit Committee is responsible for annually reviewing the Code of Ethics and recommending any proposed changes to the Board for approval. A copy of our Code of Ethics is available on the company’s website at http://ir.interdigital.com under the IR menu heading “Governance – Governance Documents.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Director Independence

Which directors are considered independent, and how does the Board determine their independence?

Each year, prior to the annual meeting of shareholders, the Board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also reviewed and assessed the independence of Mr. Samir Armaly. As a result of these reviews, the Board affirmatively determined that each of Mses. Joan H. Gillman and Jean F. Rankin, Messrs. Derek K. Aberle, Samir Armaly, S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. and Dr. Pierre-Yves Lesaicherre are “independent” under applicable SEC rules and listing standards of the Nasdaq Stock Market.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Hutcheson, who is an independent director, has served as Chairman of the Board since June 2015. The Board has a general policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. This policy is affirmed in the Board’s published corporate governance principles, which mandate that the Chairman of the Board be an independent director. The Board believes that this leadership structure is appropriate for the company at this time because of the advantages of having an independent chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management, reaching consensus on company strategies and policies, and facilitating robust Board, committee and Chief Executive Officer evaluation processes. The Board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

Board Oversight of Risk

What is the Board’s role in risk oversight?

The Board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The Board has delegated to the Audit Committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the Audit Committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs, including those related to data privacy and information security risks. At least quarterly, the Audit Committee receives presentations and reports directly from the company’s Chief Legal Officer, who leads the company’s day-to-day ERM efforts. The Audit Committee briefs the Board on the company’s ERM activities as part of its regular reports to the Board on the activities of the committee, and the Chief Legal Officer also periodically delivers presentations and reports to the full Board as appropriate.

Environmental, Social and Governance Matters

Our Board has oversight over environmental, social and other sustainability matters in conjunction with the committees of the Board. In addition, our Chief Financial Officer oversees a committee of senior executives that steers the process of setting purpose, strategies, policies and goals related to economic, environmental and social topics. We are committed to sustainable business principles, to thinking long-term and to making strategic decisions that adhere to our mission and values.

In 2022, we continued our efforts to improve our company-wide environmental, social, and governance (“ESG”) performance. We continued our efforts to track and reduce our carbon footprint, reducing our overall energy consumption by 8% over 2021, and increased our renewable energy footprint to 43%, an increase of 291% over 2021. We also reconfigured our offices and reduced our overall global office footprint by approximately 30%, significantly reducing energy usage and CO2 emissions from our commuting workforce. As part of these efforts, we are also committed to entirely new “green” office space at our largest facility in Rennes, France, which we expect to open in the second quarter of 2023. This new facility is BREAAM certified for sustainability, allowing us to reduce our expected energy consumption by approximately 25%, and reduces our footprint in Rennes by approximately 36% while providing state of the art facilities for all of our colleagues.

We have also made a commitment to Board diversity, as described further in “Board Structure and Committee Membership—Nominating and Corporate Governance Committee” below. Further, we believe that maintaining a diverse, equitable and inclusive workforce is critical to our ability to succeed in the global marketplace. In recent years we have invested in our talent acquisition, talent development, and succession planning efforts as a means to diversify our workforce. We have continually provided historically underrepresented and female leaders the opportunity to attend targeted world-class external development programs that speak to the unique experiences these employees can face in the workplace while investing in their continued growth both personally and professionally. In addition, core principles of our culture of inclusion are reflected in the all-employee training programs we offer on our policies against harassment and discrimination of any kind. In 2022 we launched our Diversity, Equity & Inclusion (“DEI”) taskforce, an employee-led team focused on supporting the execution of InterDigital’s DEI strategy.

We maintain a Sustainability webpage at https://ir.interdigital.com/esg/overview/ and intend to regularly communicate our goals and progress on ESG matters. The information on our sustainability website is not incorporated by reference into, and does not form part of, this proxy statement.

Board Structure and Committee Membership

What is the size of the Board, and how often are directors elected?

The Board currently has eight directors. The Board recently increased its size to nine in connection with the nomination of Mr. Armaly for election as a director at the 2023 annual meeting. All directors are subject to election for one-year terms at each annual meeting of shareholders.

How often did the Board meet during 2022?

The Board met nine times during 2022. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all Board meetings and meetings of committees on which the director served during 2022. We typically schedule one of the meetings of the Board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the Board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. All seven of our directors at the time attended the 2022 annual meeting of shareholders.

What are the roles of the primary Board committees?

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors, as determined by the Board in accordance with applicable SEC rules and listing standards of the Nasdaq Stock Market. Mr. Chen does not serve on any of the committees but generally attends each committee meeting. Each of the Board committees operates under a written charter that has been approved by the Board. The following table provides information about the current membership of the committees and the number of meetings each committee held in 2022.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Derek K. Aberle		X		X
Joan H. Gillman	X			Chair
S. Douglas Hutcheson		X		X
John A. Kritzmacher	Chair		X
Pierre-Yves Lesaicherre	X			X
John D. Markley, Jr.		X	Chair
Jean F. Rankin		Chair	X

Number of Meetings in 2022	8	5	6	5

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, financial reporting practices, audits of its financial statements and compliance with applicable requirements regarding the maintenance of accurate books and records. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

•

Appoints, compensates, retains, evaluates, oversees the work of (including resolution of disagreements between management and the company’s independent registered public accounting firm regarding financial reporting) and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•

Reviews and discusses the company’s practices with respect to risk assessment and risk management, including data privacy and information security risks, and discusses with management and the company’s independent registered public accounting firm significant risks and exposures and assesses management’s steps to minimize them;

•

Receives from the company’s independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the company’s independent registered public accounting firm the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	Reviews the adequacy and effectiveness of the company’s system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•

Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing or federal securities law matters;

•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics;

•	Oversees the company’s compliance with data privacy rules and regulations;

•	Oversees and monitors the company’s ERM efforts; and

•	Reviews and provides guidance to the Board with respect to tax planning, corporate insurance coverage and implementation of new or revised accounting or auditing standards or regulatory changes.

All of the Audit Committee members are financially literate. The Board has determined that three of its members (Messrs. Hutcheson, Kritzmacher and Markley), including one of the current members of the Audit Committee (Mr. Kritzmacher), qualify as “audit committee financial experts” within the meaning of applicable SEC regulations and thereby meet the “financial sophistication” requirements of the Nasdaq listing rules. Mr. Kritzmacher acquired his expertise primarily through his prior experience as a chief financial officer of a publicly traded company.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers, develops, reviews and approves the principles guiding the company’s compensation policies, oversees the company’s compensation-related policies and programs and the level of awards to employees, and assists the Board and the Chairman of the Board in succession planning. Among other things, the committee:

•

Reviews and approves the corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of the Chief Executive Officer and other executive officers, including approving the grant of equity awards, each on an annual basis;

•	Assists the Board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

•

Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the Compensation Committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•

Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the Board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-employee directors of the company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate, and monitors compliance by directors and executive officers with, the company’s stock ownership guidelines;

•

Assists the Board in its oversight of the company’s policies and strategies relating to culture and human capital management, including diversity, equity and inclusion; review and discuss with management the company’s disclosure of such activities in its annual report and proxy statement;

•	Reviews and considers compensation policies and/or practices as they relate to risk management practices and/or incentives that enhance risk-taking, as the committee determines to be appropriate; and

•

Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with the listing standards of the Nasdaq Stock Market and applicable law.

The Compensation Committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The Compensation Committee also may delegate to one or more officers of the company the authority to make grants of stock options or other supplemental awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Compensation Committee Interlocks and Insider Participation

Messrs. Hutcheson and Markley and Ms. Rankin served on the Compensation Committee during all of 2022. Mr. Aberle served on the Compensation Committee during a portion of 2022. No director serving on the Compensation Committee during any part of 2022 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries. In addition, none of the company’s executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board and committee members, considers matters of corporate governance and assists the Board in evaluating the Board’s effectiveness. Among other things, the committee:

•

Develops and recommends to the Board criteria for Board membership (including issues of character, integrity, judgement, diversity, independence, skills, education, business acumen, business experience, understanding of the company’s business and the like);

•	Identifies, reviews the qualifications of, and recruits candidates for election to the Board and to fill vacancies or new positions on the Board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for re-election to the Board;

•	Reviews candidates recommended by the company’s shareholders for election to the Board;

•

Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to Audit and Compensation Committee members, and recommends independence determinations to the Board;

•	Reviews annually the company’s corporate governance principles and recommends changes to the Board as appropriate;

•	Assists the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance;

•

Periodically reviews the company’s policies, programs, publications and procedures relating to environmental (including climate change), social and other sustainability matters in coordination with the other committees of the Board and, as appropriate, makes recommendations on such matters to the full Board;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the Board and its committees; and

•	Periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee should send their recommendations to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

We are committed to having at least two diverse directors, including at least one who self-identifies as female and at least one who self-identifies as either LGBTQ+ or part of a historically underrepresented group. The Board currently includes three diverse directors, including two who self-identify as female and one who self-identifies as part of a historically underrepresented group. As described in our corporate governance principles, with respect to diversity, the Nominating and Corporate Governance Committee may consider such factors as gender, race, ethnicity, differences of perspective, professional background, experience at policy-making levels in business, finance and technology and other areas, education, skill and other individual qualities and attributes that are relevant to the company’s global activities and contribute to Board heterogeneity. The selection criteria for director candidates also include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The company is committed to ensuring that other existing and future anticipated commitments of its directors do not materially interfere with his or her service as a director. Accordingly, our corporate governance principles prohibit any director from serving on the boards of more than four other public companies, unless such director is an executive officer of a public company, and in such cases, such director may not serve on the boards of more than two other public companies. In addition, prior to accepting service on the board of any other company, a director must notify the Board’s Chairman and the Nominating and Corporate Governance Committee, and service on the board or a committee of any other organization should be consistent with the company’s conflict of interest policies.

The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. This evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. See “Proposals to be Voted On – Election of Directors (Proposal 1)” for a summary of the qualifications, experience and other relevant attributes of the directors nominated for election at this year’s annual meeting.

The Nominating and Corporate Governance Committee has previously retained and may in the future retain a search firm to help identify director prospects, perform candidate outreach, assist in reference checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board, including our Chief Executive Officer. At the same time, the Nominating and Corporate Governance Committee or other Board members, as appropriate, and the search firm will contact references for the prospect. A background check is completed before the Board approves any final recommendation from the committee to appoint a candidate to the Board.

Finance Committee

The primary role of the Finance Committee is to monitor and provide guidance to the company’s management team and recommend actions to the Board with respect to certain investment and financial policies and strategies and the capital structure of the company, and to approve certain investment and divestment activities of the company and funding for certain affiliated entities of the company. Among its specific duties and responsibilities, the committee:

•	Reviews and provides guidance to the Board with respect to:

•	the company’s capital structure, including the issuance of debt, equity or other securities;

•	shareholder distributions, including share repurchases and dividends;

•	cash management investment policies;

•	foreign currency investment policies; and

•	on a periodic basis, the integrity of the company’s financial models;

•	Approves minority investments in other companies by the company;

•	Approves divestments of minority equity interests in other companies by the company; and

•

Approves the establishment of non-core operating businesses as entities partially owned by the company, including approval of contributions to such entities and the ownership structure of such entities.

The committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Succession Planning Committee

In January 2020, the Board established a Succession Planning Committee to develop and evaluate potential candidates to be considered as successors to Mr. Merritt as Chief Executive Officer.

Pricing Committees

In May 2022, the Board established a Pricing Committee in connection with our convertible notes offering completed in May 2022. Additionally, in January 2023, the Board established a Pricing Committee in connection with our tender offer completed in February 2023.

Board Self-Evaluation Process

How does the Board evaluate its effectiveness?

The Nominating and Corporate Governance Committee establishes and oversees the annual self-assessment process that the Board uses to evaluate its effectiveness and identify opportunities for improvement. Each director is asked to provide an assessment of the Board’s effectiveness in several areas, including information and planning, content and conduct of meetings, and accountability. Once the responses are compiled, the Nominating and Corporate Governance Committee, in conjunction with the Board’s Chairman, identifies specific areas of improvement for the following year. The assessment also asks each director their opinion of the Board’s progress in these identified areas.

Communications with the Board

How can shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with any individual director, including the Chairman, the Board as a whole, or the non-employee directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727, or by sending an email to Directors@InterDigital.com. Each communication should set forth (i) the name and address of the shareholder as it appears on the company’s books, and, if the company’s common stock is held by a nominee, the name and address of the beneficial owner of the company’s common stock, and (ii) the class and number of shares of the company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our Investor Relations department reviews all such correspondence and, in consultation with appropriate directors and/or the company’s Legal department as necessary, generally screens communications from shareholders to identify communications that (a) are solicitations for products and services, (b) relate to matters of a personal nature not relevant for the company’s shareholders to act on or for the Board to consider, or (c) are matters that are of a type that render them improper or irrelevant to the functioning of the Board or the company. The Investor Relations department regularly forwards to the Board or specified director(s) a summary of all relevant correspondence and copies of all correspondence that deal with the functions of the Board or its committees or that otherwise require their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

During 2022, our non-employee directors were paid annual cash retainers for their Board and committee participation as follows:

	Chair		Member
Board	$65,000	*	$55,000	*
Audit Committee	$30,000		$12,000
Compensation Committee	$20,000		$10,000
Nominating and Corporate Governance Committee	$15,000		$7,500
Finance Committee	$15,000		$7,500

*	The annual cash retainer paid to the Chairman of the Board is in addition to the annual cash retainer paid to all non-employee Board members.

All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year.

The compensation program is designed to compensate each non-employee director for participating in up to eight Board meetings per year and up to eight meetings per year for each standing committee on which the non-employee director serves. Additional compensation is paid to each non-employee director for participating in meetings during the Board term (which runs from annual meeting date to annual meeting date) in excess of these thresholds, as follows: $4,000 for each additional Board meeting and $1,000 for each additional committee meeting. Members of the Succession Planning and the Pricing Committees were paid $1,000 for attendance at each meeting of those committees.

In addition, non-employee directors are paid a per diem fee of $1,000 for attendance at or participation in events, conferences or meetings, in their capacity as a director, at the request of the company’s senior management, provided that such attendance or participation requires a significant time commitment and would be considered outside of the director’s typical Board and/or committee duties. Any per diem fee payments are subject to the approval of the Compensation Committee.

For his or her service during the 2022-2023 Board term, each non-employee director received a restricted stock unit (“RSU”) award in an amount approximately equal in value to $187,500 that vests in full one year from the grant date. Upon his or her initial appointment to the Board, new non-employee directors receive a pro-rated RSU award for his or her partial service during the then-current Board term, as well as an initial appointment award of RSUs in an amount equal in value to $150,000 that vests in full one year from the grant date. The number of RSUs granted is calculated using the closing stock price of the company’s common stock on the date of grant. The vesting of RSU awards may be deferred. Except in certain limited circumstances, an election to defer must be made in the calendar year preceding the year that the award is made. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

To align the interests of non-employee directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-employee directors are set at a target of the lesser of (a) company stock valued at an amount equal to five times the annual cash retainer for directors of $55,000 or (b) 6,000 shares/units of the company’s stock. Qualifying stock includes shares of common stock, restricted stock, and, on a pre-tax basis, unvested time-based RSUs. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing stock price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing stock price is calculated annually on the date of the company’s annual meeting of shareholders. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the Compensation Committee. As of March 31, 2023, all of the non-employee directors had reached their target ownership levels.

The company’s directors are also eligible to participate in the company’s nonqualified deferred compensation plan by deferring receipt of their annual Board fees. None of the directors elected to defer any of their 2022 Board fees. For more information about the deferred compensation plan, see “Executive Compensation – Nonqualified Deferred Compensation.”

2022 Director Compensation Table

The following table sets forth the compensation paid to each person who served as a director of the company in 2022 for their service in 2022. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director. For Mr. Chen’s 2022 compensation, see “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Derek K. Aberle	4,480	275,350	279,830
Joan H. Gillman	90,000	187,500	277,500
S. Douglas Hutcheson	161,500	187,500	349,000
John A. Kritzmacher	116,500	187,500	304,000
Pierre-Yves Lesaicherre	74,500	187,500	262,000
John D. Markley, Jr.	104,000	187,500	291,500
Jean F. Rankin	74,500	187,500	262,000

(1)

Amounts reported represent the aggregate annual Board, Chairman of the Board, committee chair and committee membership retainers earned by each non-employee director in 2022, plus fees earned for attendance at additional meetings during the Board term, as described above.

(2)

Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2022. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. The following table sets forth the grant date fair value of each RSU award granted to our non-employee directors in 2022.

Name	Grant Date	Number of Restricted Stock Units (a)	Grant Date Fair Value of Stock Awards ($)
Derek K. Aberle	8/29/2022	2,942	150,000
	9/8/2022	2,679	125,350
Joan H. Gillman	6/1/2022	2,877	187,500
S. Douglas Hutcheson	6/1/2022	2,877	187,500
John A. Kritzmacher	6/1/2022	2,877	187,500
Pierre-Yves Lesaicherre	6/1/2022	2,877	187,500
John D. Markley, Jr.	6/1/2022	2,877	187,500
Jean F. Rankin	6/1/2022	2,877	187,500

As of December 31, 2022, each person who served as a non-employee director of the company in 2022 had the following aggregate amounts of unvested RSU awards (excluding accrued dividend equivalents) outstanding. None of our non-employee directors had any options outstanding as of December 31, 2022. This table does not include RSUs that, as of December 31, 2022, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Derek K. Aberle	5,621
Joan H. Gillman	2,877
S. Douglas Hutcheson	2,877
John A. Kritzmacher	2,877
Pierre-Yves Lesaicherre	2,877
John D. Markley, Jr.	2,877
Jean F. Rankin	2,877

PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Mses. Joan H. Gillman and Jean F. Rankin, Messrs. Derek K. Aberle, Liren Chen, S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. and Dr. Pierre-Yves Lesaicherre are recommended by the Nominating and Corporate Governance Committee and nominated by the Board for election at the 2023 annual meeting, each to serve a one-year term until our annual meeting in 2024 and until his or her successor is elected and qualified. Mr. Samir Armaly was nominated by the Board for election at the 2023 annual meeting, to serve a one-year term until our annual meeting in 2024 and until his successor is elected and qualified.

Set forth below is biographical information about the nine nominees and other information about their skills and qualifications that contribute to the effectiveness of the Board. Other than Mr. Armaly, who is not a current member of the Board, all of the nominees’ current terms of office expire at the 2023 annual meeting.

What are their backgrounds?

Derek Aberle, 53, has been a director of the company since September 2022. Mr. Aberle is Co-founder and Executive Vice Chairman of XCOM Labs, a company focused on developing and commercializing advanced wireless and Metaverse technologies. Prior to that, from 2000 through 2018, Mr. Aberle served in various senior executive roles at Qualcomm, including as President of Qualcomm from 2014 through 2018. Beginning in 2008, Mr. Aberle served as a member of Qualcomm’s executive committee, as Executive Vice President and President of Qualcomm Technology Licensing from 2008 through 2011 and as Executive Vice President and Group President from 2011 through 2014 where, among other things, he led Qualcomm’s technology and IP licensing business, helping to significantly grow its global licensing business and negotiating deals with its largest licensees. Mr. Aberle has also served as Chief Executive Officer and director of Prospector Capital Corp., a special purpose acquisition company, since its inception in 2020. Prior to Qualcomm, Mr. Aberle was an attorney with the international law firms Pillsbury Winthrop and Heller Ehrman. Mr. Aberle also serves on the boards of directors of XCOM Labs, LeddarTech, EvoNexus and the Alliance for SoCal Innovation. The Board has concluded that Mr. Aberle should serve as a director of the company because of his years of experience in patent licensing and his global business acumen and leadership.

Samir Armaly, 50, is currently a consultant and business advisor. Mr. Armaly served as President, IP of Adeia, Inc., a leading IP licensing business, from June 2020 to March 2022. From 2017 to 2020, he was a Strategic IP Advisor to the CEO and Board of Directors of Rovi/TiVo Corporation. Previously, Mr. Armaly was an IP attorney in private practice representing media and technology companies. He graduated from the University of Missouri Columbia with a B.S. degree in Mechanical Engineering and received his J.D. degree from the University of California Berkeley. The Board has concluded that Mr. Armaly should serve as a director of the company because he is a recognized IP expert, having run one of the world’s largest patent licensing businesses, and has particular expertise in the media and technology markets.

Lawrence (Liren) Chen, 52, has been a director of the company since April 2021, when he was also appointed as our President and Chief Executive Officer. Mr. Chen joined InterDigital from Qualcomm where he served since August 2019 as Senior Vice President, Global Head of IP, Legal Counsel. In that role, Mr. Chen was responsible for overseeing Qualcomm’s world-wide intellectual property portfolio (patent, copyright, trademark and open source) and led technology, business strategy, product management and global eco-system development for Qualcomm Technology Licensing. In the 23 years preceding that, Mr. Chen served in various IP and technology roles at Qualcomm, including as Senior Vice President of Engineering,

Legal Counsel. He holds 28 granted patents in the U.S. and over 120 granted patents worldwide. Mr. Chen earned his bachelor’s degree in Automation from Tsinghua University, Beijing; his M.S.E.E. from the University of Maine; his M.B.A. from San Diego State University; and his J.D. degree from the University of San Diego.

Joan H. Gillman, 59, has been a director of the company since April 2017. From 2006 to 2016, Ms. Gillman served as Executive Vice President of Time Warner Cable, Inc. (“Time Warner Cable”), as well as Chief Operating Officer of Time Warner Cable Media and President of Time Warner Cable Media, LLC. Ms. Gillman joined Time Warner Cable as Vice President of Interactive TV and Advanced Advertising in 2005. Prior to Time Warner Cable, among other roles, she served as the President of Static2358, the interactive TV, games and production subsidiary of OpenTV, and as Director, Business Development, of British Interactive Broadcasting, the digital and interactive TV joint venture between BSkyB, BT, HSBC and Matsushita. Ms. Gillman began her career working in public affairs, serving in various roles for a U.S. Senator, including as Legislative Director and State Director. From October 2016 to February 2021, Ms. Gillman was a member of the board of directors of Centrica plc, an international energy and services company based in the United Kingdom where she served on the safety, health, environment, security, remunerations and ethics and nominating committees. In addition, since November 2016, she has served on the board of directors of Airgain, Inc., a leading provider of embedded antenna technologies used to enable high performance wireless networking, and she is currently a member of such board’s audit committee, and chairs the nominating and corporate governance committee, as well as the board of directors of Cumulus Media, which she joined in June 2018 and where she is a member of the compensation and nominating committees of such board. Since May 2018, she has also chaired the Jesuit Volunteer Corps and is the Foundation Manager and Trustee of the David T. Langrock Foundation. The Board has concluded that Ms. Gillman should serve as a director of the company because her more than 20 years of executive experience in the media and communications industries and her knowledge of content development and distribution as well as key areas like partnership, mergers and acquisitions and marketing make her a valuable resource and strengthen the company’s knowledge of the companies and industries shaping its existing and future markets.

S. Douglas Hutcheson, 67, has been a director of the company since July 2014, and he assumed the role of Chairman of the Board in June 2015. Since 2019, Mr. Hutcheson has served as the Executive Chairman of Kymeta Corporation, an electronically steerable terminal manufacturer and provider of services for global connectivity. He has also served as the co-CEO of Kymeta since 2021. Since 2015, Mr. Hutcheson has served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm. From March 2014 through May 2017, Mr. Hutcheson served as Chief Executive Officer and a director of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless International, Inc. (“Leap Wireless”), a wireless communications carrier, by AT&T in March 2014. Prior to March 2014, Mr. Hutcheson served as Chief Executive Officer of Leap Wireless and its operating subsidiary, Cricket Communications, for nine years, where he was responsible for developing and implementing strategy, all operations, and the oversight of all relationships and partnerships. Before serving as Chief Executive Officer, Mr. Hutcheson held other executive positions at Leap Wireless, including President and Chief Financial Officer. Prior to joining Leap Wireless, he was Vice President of Marketing in the wireless infrastructure division at Qualcomm for three years, where he led multiple teams. Since 2012, Mr. Hutcheson has also served on the board of directors of Pitney Bowes Inc., and currently serves on the audit and finance committees of such board. He previously served on the board of directors of Leap Wireless from 2005 to 2014. The Board has concluded that Mr. Hutcheson should serve as a director of the company because, with his significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company and his broad business background, which includes strategic planning and product and business development and marketing, he brings valuable insight that is needed to evolve and execute the company’s strategy. He also qualifies as an audit committee financial expert.

John A. Kritzmacher, 62, has been a director of the company since June 2009. From 2013 to 2021, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global provider of research communications and education services. From October 2012 through February 2013,

Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, where Mr. Kritzmacher was responsible for leading a major restructuring initiative. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions, from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies Inc., a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. The Board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and qualifies as an audit committee financial expert.

Pierre-Yves Lesaicherre, 59, has been a director of the company since June 2021. Dr. Lesaicherre was the President, Chief Executive Officer and Director of Nanometrics Incorporated from November 2017 to October 2019. From January 2012 to February 2017, Dr. Lesaicherre was the CEO of Lumileds, an integrated manufacturer of LED components and Automotive Lighting Lamps. Prior to that, he held senior executive positions at NXP Semiconductors, from 2006 to 2012. Before NXP, Dr. Lesaicherre was with Philips Semiconductors. Dr. Lesaicherre holds an MBA with a focus on international business and strategy from INSEAD and has MS and Ph.D. degrees in Material Science from the National Polytechnic Institute of Grenoble. The Board has concluded that Dr. Lesaicherre should serve as a director of the company because of his more than 20 years of experience working in high technology industries, including in France where we have substantial operations.

John D. Markley, Jr., 57, has been a director of the company since November 2016. Since 2009, Mr. Markley has served as Managing Partner of Bear Creek Capital Management, an investment firm focused on the cloud computing, mobile and communications infrastructure sectors. In addition, since 2014, he has been a Managing Partner of New Amsterdam Growth Capital, an investor in communications, media and technology companies. From 1996 to 2009, he was a partner with Columbia Capital, a venture capital firm, where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served as a policy advisor at the Federal Communications Commission from 1994 to 1996, where he and his team were instrumental in developing and launching the commercial spectrum auction process. Mr. Markley has also been a director of Charter Communications, Inc., since 2009, currently serving as chair of its nominating and corporate governance committee and as a member of its audit committee. He previously served on the boards of directors of Millennial Media, Inc., from 2006 to 2014, and of BroadSoft, Inc., from 2002 until its acquisition by Cisco Systems, Inc. in February 2018. The Board has concluded that Mr. Markley should serve as a director of the company based on his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities. He also qualifies as an audit committee financial expert.

Jean F. Rankin, 64, has been a director of the company since June 2010. Ms. Rankin served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, from 2007 to May 2014, when LSI was acquired by Avago Technologies Limited. In this role, she served LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems Inc., where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The Board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Summary of Director Qualifications and Experience

The following table summarizes the key qualifications, skills, and experience most relevant to the decision to nominate the above-listed candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not necessarily mean the director does not possess that qualification or skill. Each director biography above describes each director’s qualifications and relevant experience in more detail.

Experience, expertise or attribute	Aberle	Armaly	Chen	Gillman	Hutcheson	Kritzmacher	Markley	Rankin	Lesaicherre
IPR/IP licensing / patent acquisitions	•	•	•					•
Mobile industry	•		•		•	•	•	•
OTT services/video		•		•	•		•
CEO (current/former)			•		•				•
Finance / audit	•				•	•	•		•
Corporate strategy	•	•	•	•	•	•	•		•
High tech investment	•			•	•		•
Industry connections	•	•	•	•	•		•	•
High-tech operations	•		•	•	•	•			•

Board Diversity Matrix (as of April 20, 2023)

Based upon responses received from each of our directors with respect to diversity, the Board is currently comprised of individuals from the following diverse backgrounds:

Total Number of Directors	8*
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

*	Mr. Armaly, who is not included in the matrix, self-identifies as Male and Two or More Races or Ethnicities.

Vote Required and Board Recommendation

A director nominee receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as a director for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program in an effort to align management’s interests with those of its shareholders and to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the achievement of financial and strategic corporate goals, as well as departmental and individual performance, determine the short-term and long-term incentive compensation paid to our executives. Our executive compensation programs have a number of features designed to promote these objectives.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2023 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2023 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2024 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Advisory Vote on Frequency of

Future Advisory Votes on Executive Compensation

(Proposal 3)

Description

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote, on an advisory basis, on whether future advisory votes on executive compensation of the nature reflected in proposal 2 above should occur every year, every two years or every three years.

When we most recently asked shareholders to vote on the frequency of advisory votes on executive compensation in 2017, the majority of the votes cast were for an advisory vote every year, and our Board subsequently determined it would hold an advisory vote on executive compensation every year until the next advisory vote on frequency.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year remains the most appropriate policy for the company at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. An annual advisory vote on executive compensation also is consistent with the company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the audit committee’s selection of independent auditors.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote Required and Board Recommendation

The frequency option receiving the most votes cast at the annual meeting will be the frequency that shareholders approve on an advisory basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF ONE YEAR WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 4)

Description

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2023. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the Board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC for the fiscal years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Type of Fees
Audit Fees(1)	$1,367,200	$1,214,995
Audit-Related Fees(2)	—	20,000
Tax Fees(3)	147,000	207,000
All Other Fees(4)	3,000	2,900

Total	$1,517,200	$1,444,895

(1)

Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and for services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years. Such fees also include fees billed by PwC in connection with its audit of the financial statements of Convida Wireless, LLC, the company’s joint venture with Sony Corporation of America, and several international statutory audits and, for 2022, fees billed by PwC in connection with the company’s convertible notes offering.

(2)

Audit-Related Fees consist of the aggregate fees billed by PwC for the above fiscal years for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees.” Such fees relate to a supplemental schedule report and French statutory capital conversions.

(3)	Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to technical advice pertaining to foreign and domestic tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software licensed by the company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the Audit Committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the Audit Committee has available for reference a schedule of services and fees approved by category for the current year, and specific details of the proposed services are provided to the Audit Committee.

The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. In cases where the Audit Committee chair pre-approves a service provided by the independent registered public accounting firm, the chair is required to report the pre-approval decisions to the Audit Committee at its next scheduled meeting. The company’s management periodically provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2023.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE

As more fully described in its charter, the Audit Committee oversees the company’s financial reporting processes on behalf of the Board. In fulfilling our oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2022, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The Audit Committee also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2022, and the Audit Committee retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE:

John A. Kritzmacher, Chair

Joan H. Gillman

Pierre-Yves Lesaicherre

The foregoing Audit Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2023:

Name	Age	Position

Liren Chen	52	President and Chief Executive Officer
Richard J. Brezski	50	Chief Financial Officer and Treasurer
Eric Cohen	65	Chief Strategy and Growth Officer
Eeva K. Hakoranta	58	Chief Licensing Officer
Rajesh Pankaj	58	Chief Technology Officer
Joshua D. Schmidt	39	Chief Legal Officer and Corporate Secretary

There are no family relationships among the individuals serving as our directors or executive officers. The company’s executive officers are appointed to their respective offices to hold office until their successors are duly appointed. Biographical information on Mr. Chen is discussed under the caption “Election of Directors” above.

Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Eric Cohen is InterDigital’s Chief Strategy and Growth Officer, leading corporate and business development, new technology ventures and the company’s strategy development. Mr. Cohen works to identify and nurture industry relationships to drive technology leadership and growth into new areas, as well as leading the development and management of the company’s long-term strategy. Prior to joining the company in 2018, Mr. Cohen served as the Senior Vice President of Corporate Development at Dolby Laboratories Inc., where he oversaw corporate development, mergers and acquisitions and corporate strategy. Prior to Dolby, Mr. Cohen was a managing director at Cowen Group, Inc., and he previously held positions at J.P. Morgan and Credit Suisse First Boston. Mr. Cohen’s deep background in investment banking includes strategic transactions and financings across a broad range of industries. He previously served on the Boards of Directors of 7digital Group plc and DTS Inc., as Chairman of the Board of Directors of Via Licensing Corporation and as an independent member of the Supervisory Board for the Creative Solutions Division of Vitec Group plc. Mr. Cohen holds an MBA from Stanford University as well as a B.Sc. degree from Brown University.

Eeva K. Hakoranta is InterDigital’s Chief Licensing Officer, responsible for overseeing the company’s complete licensing portfolio and activities. Ms. Hakoranta joined InterDigital in 2020 and contributes more than 30 years of experience in the legal and licensing industry. Prior to joining InterDigital, Ms. Hakoranta served more than 13 years at Nokia, most recently as Senior Vice President and Head of IP and Litigation, as well as General Counsel for Nokia Technologies. Prior to leading Nokia’s IP activities, she was influential in building the company’s patent licensing team and significantly growing its licensing revenue. Before Nokia, Ms. Hakoranta served in private practice at Roschier Attorneys Ltd in Helsinki, Finland. Ms. Hakoranta holds an LLM from the University of Helsinki.

Rajesh Pankaj is InterDigital’s Chief Technology Officer, responsible for leading the company’s technology vision and strategy and advancing the company’s technology roadmaps. Dr. Pankaj joined InterDigital in July

2022 from Qualcomm where he oversaw research in 5G, 4G LTE, augmented reality and other technologies. Prior to joining InterDigital, Dr. Pankaj served as the Senior Vice President, Engineering and Head of Corporate R&D at Qualcomm, where he managed a global team of engineers focused on Artificial Intelligence, Edge Computing and new technologies. During his 25 years at Qualcomm, he also served in a variety of other R&D and engineering roles. Dr. Pankaj is an inventor or co-inventor on 230 patents worldwide. Dr. Pankaj holds a PhD in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and a Bachelor’s of Technology degree from the Indian Institute of Technology, Kanpur.

Joshua D. Schmidt is InterDigital’s Chief Legal Officer and Corporate Secretary, responsible for managing the company’s legal functions. Mr. Schmidt joined InterDigital in 2015 and previously served as Vice President, Deputy General Counsel, with responsibility for the company’s corporate, commercial, employment and compliance functions, as well as the company’s ESG initiatives and was promoted to Chief Legal Officer and Corporate Secretary in October 2021. Prior to that role, Mr. Schmidt served in a variety of roles within InterDigital’s legal department, with primary responsibility for the company’s M&A, corporate governance, and commercial contracting functions. Before joining InterDigital, Mr. Schmidt was an associate at Dechert LLP, where he focused his practice on private and public company M&A, securities offerings, venture capital transactions and joint ventures. Mr. Schmidt holds a Juris Doctor degree from Duke University School of Law and a Bachelor of Science in Business Administration: Finance from the University of Pittsburgh.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) covers all material elements of compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”) during 2022 and focuses on the principles underlying the company’s executive compensation policies and decisions.

The CD&A discusses the compensation for the following individuals:

NEO	Position as of December 31, 2022
Liren Chen	President and Chief Executive Officer (“CEO”)
Richard J. Brezski	Chief Financial Officer (“CFO”) and Treasurer
Eric Cohen	Chief Strategy and Growth Officer
Eeva K. Hakoranta	Chief Licensing Officer
Rajesh Pankaj	Chief Technology Officer

Executive Summary

2022 Business Highlights

Key financial and strategic achievements are highlighted below:

•	Delivered very strong financial performance.

•	Total revenue increased 8% in 2022 over 2021, while net income grew 69% and diluted earnings per share grew by 73% year over year.

•	In 2022, 2021, and 2020, our total revenues were $457.8 million, $425.4 million, $359.0 million, respectively.

•

Our recurring revenues in 2022, 2021 and 2020 were $403.9 million, $351.7 million, $336.8 million, respectively; Smartphone recurring revenue was $351.1 million, and increased 11% and CE, IoT/Auto recurring revenue was $51.7 million and increased 63% over 2021.

•	In 2022, 2021, and 2020, we recognized $53.9 million, $73.7 million, and $21.6 million, respectively, of non-current patent royalties.

•	Adjusted EBITDA was $254.5 million and increased 22% over 2021.

•	Built increasing momentum in our CE, IOT/Auto licensing programs. In 2022, annual revenue from CE, IoT/Auto reached more than $100 million for the first time.

•

Increased our first filings more than 40% in 2022 and we were recognized as one of the top-100 most innovative companies in the world for our wireless and video innovation in Lexis Nexis’s Innovation Momentum 2022: Global Top 100 report.

2022 Compensation Decisions and Actions

The following are highlights of the key compensation decisions made by the Compensation Committee for 2022:

•

Limited Increases to Base Salaries. The base salaries of the executives generally remained flat for 2022 because the market data showed that their salaries were within the median range for their positions except in the case of the Chief Licensing Officer whose base salary increased 10%. Please see “2022 Executive Compensation in Detail – Base Salaries” below for details.

•

Simplified goals under the Short Term Incentive Program (“STIP”). Increased the portion of target awards tied to quantifiable metrics to 90%, and removed automatic 10% Compensation Committee discretionary determination.

•

Paid STIP awards consistent with performance results. Based on our performance, our short-term incentives paid at the maximum of 200% of target to our NEOs. Please see “2022 Executive Compensation in Detail – Short-Term Incentive Plan” below for details.

•

Tied the majority of annual target compensation to long-term shareholder value creation. Approximately 70% of our target annual CEO compensation and 60% of the target compensation for our other NEOs was delivered in a mix of performance-based RSUs, performance-based stock options and time-based RSUs. Please see “2022 Executive Compensation in Detail – Long-Term Compensation Program” below for details.

•

Determined payout results for 2018 and 2020 Long-Term Performance Grants under the Long-Term Compensation Plan (“LTCP”). The company did not achieve the threshold level of performance associated with the performance-based RSUs granted under the 2018 LTCP; however, the company did achieve 116% of the performance level associated with the performance-based RSUs granted under the 2020 LTCP.

•	Shareholder Engagement. Shareholder friendly changes were made to our Executive Compensation Program after significant outreach to shareholders. Please see “Shareholder Engagement” for details.

Shareholder Engagement and Results from 2022 Shareholder Advisory Vote on Executive Compensation

At the 2022 annual meeting of shareholders, we held an advisory vote on executive compensation. In 2022, we received shareholder support for our executive compensation programs with say on pay support of approximately 63%; however, we have historically received shareholder support for our executive compensation programs with say on pay support above 90%. The Compensation Committee considers the results of the annual advisory vote on executive compensation as a strong data point in its compensation decisions.

The Compensation Committee actively and directly seeks out feedback from shareholders regarding the executive compensation program. Specifically, in both the spring and fall of 2022, the Chairperson of the Compensation Committee, our investor relations team, and as appropriate, members of senior management reached out to 25 of our largest investors, which collectively own about two-thirds of our outstanding shares and ultimately engaged with investors that own more than 25% of our outstanding shares to discuss and receive input, including about our executive compensation.

Over the course of the shareholder meetings, we received valuable input relative to concerns that led to our lower level of support and suggestions for potential adjustments to consider moving forward. Based in part upon feedback received through engagement with shareholders, the Compensation Committee chose to make some changes to the overall structure of compensation program including ensuring that at least 50% of equity provided to NEOs is performance based. Beginning with the 2023 LTCP grant, awards were delivered using a mix of 50% performance-based RSUs and 50% time-based RSUs.

The table below summarizes our most recent changes to our executive compensation program:

LTCP	2021 & 2022 LTCP Awards	2023 LTCP (March 2023)
Executive grant allocation:	40% PSUs / 60% time-based RSUs	50% PSUs / 50% time-based RSUs

Goals:	5-year performance period with 3-year check-in or Milestone Awards	3-year performance period

Goal Transparency	Disclosure of goals mid-performance cycle (if vesting occurred mid-cycle) created confidentiality issue; only disclosed goals at the end of performance period	Increased disclosure of goals to demonstrate rigor at time of vesting of performance equity

STIP	2021	2022	2023
Goals:	Multiple revenue goals and numerous sub-goals without disclosure of weightings	Simplified goals

Compensation Committee Discretion:	Automatic Compensation Committee Discretion of 10%	Removed automatic 10% Compensation Committee discretionary determination; 90% of metrics are now quantifiable (including 60% based on revenue)

Payout calculation:	50% corporate goals + 50% individual goals	50% corporate goals + 50% individual goals	Payout based on corporate performance with individual performance modifying payout

In addition, during fiscal year 2022, our investor relations team participated in five investor conferences and two non-deal roadshow events and engaged with over 85 individual investors to keep an open dialog about our business and performance. Our investor relations team discusses with our shareholders any subject they wish to raise, subject to the limitations of applicable securities law, including financial activities, strategy, ESG and executive compensation.

Good Governance Practices and Policies

The Compensation Committee and the company strive to maintain good governance practices and regularly review and update such practices related to the compensation of our executives, including our NEOs. The following table highlights the responsible practices we have implemented, as well as the practices we have avoided, in order to best serve our shareholders’ long-term interests:

WHAT WE DO	WHAT WE DO NOT DO
✓ We create a balanced compensation program through a mix of fixed and variable short- and long-term incentives.

✓   We cap payouts under our annual STIP to individual employees, including our NEOs, at two times target, even if company or individual performance would result in payouts in excess of two times target.

☒ We do not have single-trigger payout provisions in our equity award agreements.

✓ We have double-trigger change in control payout provisions (i.e., an executive must be terminated in connection with a change in control in order to receive any change in control benefits).	☒ We do not provide golden parachute tax gross-ups. ☒ We do not guarantee minimum STIP payouts.

✓   We have a clawback policy under which the company may recover excess cash incentive or performance-based equity compensation paid to our executive officers if intentional misconduct or gross negligence by one or more of our executives results in a material restatement of our financial statements.

☒ We do not provide excessive perquisites to executives that other employees at or above the senior director level do not receive.

✓ We have robust target stock ownership levels for our executive officers and directors. Each NEO has met the applicable stock ownership requirements.	☒ We do not permit the hedging of InterDigital stock by any employee, including executives.

WHAT WE DO	WHAT WE DO NOT DO

✓   We review compensation-related risk with an outside independent compensation consultant on an annual basis to ensure our plans do not create incentives that would put the company at risk of a material adverse effect.

☒ We do not pay out dividend equivalents on unvested RSUs; accrued dividend equivalents are paid out only if and to the extent that the underlying RSU award vests.

What Guides Our Program

Compensation Objectives and Philosophy

The primary purpose of our executive compensation program is to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we aim to:

•	attract talented leaders to serve as executives by setting total compensation levels and incentive program targets at competitive levels for comparable roles in the marketplace;

•	retain our executives by providing a balanced mix of base salary and short and long-term incentive compensation;

•

motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the Compensation Committee, through performance-based compensation; and

•

align the interests of executives and shareholders by rewarding our executives for increasing our stock price over the long term and maximizing shareholder value with a substantial portion of total compensation in the form of direct ownership in our company through long-term equity awards and meaningful ownership guidelines.

Pay for Performance (Principal Elements of Pay)

Our executive compensation program is intended to hold our executives accountable for business results and compensate them for strong corporate performance and value creation for our shareholders by rewarding performance that meets or exceeds the goals established by the Compensation Committee. Our NEOs’ 2022 total compensation is comprised of base salary, short-term incentive plan (“STIP”) and long-term compensation plan (“LTCP”) awards. Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual and corporate performance measured against annual and long-term performance goals. Additionally, because a significant percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2022, approximately 85% of our CEO’s annual target compensation, and on average, 77% of the target compensation of our other NEOs, was comprised of STIP and LTCP awards and thus variable based on the company’s performance.

[1]	Target Pay Mix excludes sign-on awards.

The Decision-Making Process

Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program and has final approval with respect to the composition, structure and amount of all executive officer compensation, subject to Board review. The Compensation Committee is comprised of at least three independent members of the Board. Guided in the execution of its primary functions by the Board’s philosophy that the interests of key leadership should be aligned with the long-term interests of the company and its shareholders, the Compensation Committee annually reviews and approves goals relevant to the performance-based incentive compensation of the Chief Executive Officer and other executive officers. The Compensation Committee works very closely with management and the Compensation Committee’s independent consultant, Pearl Meyer, to examine the effectiveness of the company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are discussed above under “Board Structure and Committee Membership—Compensation Committee” and are specified in the Compensation Committee’s charter, which is available on our website at https://ir.interdigital.com/files/doc_downloads/governance/compensationCommittee.pdf.

Role of Executives. As part of the annual performance and compensation review for executives other than the Chief Executive Officer, the Compensation Committee considers the Chief Executive Officer’s assessment of the other executives’ departmental and individual performances, reviewing major individual accomplishments and any other recommendations of the Chief Executive Officer regarding their compensation. The Chief Executive Officer also reports to the Compensation Committee on the company’s achievement of objectively measurable goals established under performance-based incentive programs, based upon data related to achievement provided by the Chief Financial Officer.

Role and Independence of Advisors. As referenced above, the Compensation Committee has engaged Pearl Meyer, an independent compensation consultant, to assist in carrying out its responsibilities. The Compensation Committee selects the consultant, negotiates the fees paid and manages the engagement. The Compensation Committee retained Pearl Meyer to advise it and the rest of the Board on matters including, but not limited to, trends in executive compensation, compensation peer group composition, assessing total direct compensation of the executives as compared to the compensation peer group, and short and long-term incentive plan design and compensation of the company’s executive officers. Based on consideration of the factors as set forth in applicable SEC rules and listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that Pearl Meyer has no conflicts of interest in providing its services.

Factors Considered in Setting Compensation Amounts and Targets. In establishing compensation amounts and incentive program targets for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee annually reviews market data that is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for both the general and high-technology industries, adjusted for size.

Consistent with its review practices, in the fall of 2021, Pearl Meyer assisted the Compensation Committee with its process of identifying peer group companies for 2022 compensation purposes. When choosing compensation peers, we not only look for companies with similar revenue in the communications equipment industry, but also companies for which licensing revenue is a significant component of their total revenue stream (approximately 20% to 100% of total revenue) and that have a relatively similar profit margin and market capitalization. We removed Ansys, Inc. and Ubiquiti, Inc. because of size (both revenue and market capitalization). No additional companies were added.

The companies comprising the 2022 compensation peer group were as follows:

ADTRAN, Inc.	Infinera Corporation	Synaptics Inc.
Aspen Technology, Inc.	Inovalon Holdings, Inc.	Universal Display Corp.
Aviat Networks, Inc.	Inseego Corp.	Universal Electronics, Inc.
Comtech Telecommunications, Corp.	Manhattan Associates, Inc.	Xperi, Inc.
Digi International, Inc.	Rambus, Inc.
Dolby Laboratories, Inc.	Silicon Laboratories, Inc.

Pearl Meyer conducted a compensation peer group review and reviewed market data from nationally recognized published surveys. Pearl Meyer then presented a report to the Compensation Committee that included such publicly available information about the levels and targets for base salary, short-term incentive compensation, long-term incentive compensation and total compensation for comparable executive-level positions at such peer group companies. The market data helps the Compensation Committee gain perspective on the compensation levels and practices at the compensation peer companies and to assess the relative competitiveness of the total compensation paid to the company’s executives. The data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee uses the data to look for outliers or, in other words, to identify those executives whose total compensation is substantially below or above the 50th percentile of the market data with the intention to target between the 50th and 75th percentile. In addition, the Compensation Committee takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

2022 Executive Compensation in Detail

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company pays to afford each executive the baseline financial security necessary to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The Compensation Committee reviews and approves base salaries for the executives annually. Salary adjustments for our NEOs in March 2022 were based on consideration of each NEO’s position, scope of responsibility and importance to the company and performance during 2021, as well as a review of the market data and a comparison of each NEO’s total compensation against that of the other executive officers in the company’s compensation peer group. The base salaries remained flat for the NEOs in 2022, other than for the Chief Licensing Officer. Ms. Hakoranta received a 10% increase to ensure her compensation remained in the median range for her position. Set forth below are the 2021 and 2022 base salaries for our NEOs:

NEO	2021	2022	% Increase
Liren Chen	$690,000	$690,000	0%
Richard J. Brezski	$402,500	$402,500	0%
Eric Cohen	$408,408	$408,408	0%
Eeva K. Hakoranta(1)	€338,000	€371,800	10%
Rajesh Pankaj	NA	$490,000	NA

(1)	Ms. Hakoranta receives her salary and other cash compensation in euros.

Short-Term Incentive Plan

The STIP annual incentive award is designed to provide a cash reward for the achievement of corporate goals and individual accomplishments during each fiscal year. Individual STIP payouts are determined based on performance against pre-determined strategic corporate goals and individual performance. In 2022, the Compensation Committee approved target STIP levels for each of the NEOs, set as a percentage of annual base salary as follows:

NEO	2022 Target STIP Level
Liren Chen	100%
Richard J. Brezski	75%
Eric Cohen	75%
Eeva K. Hakoranta	75%
Rajesh Pankaj	75%

For 2022, our STIP program was structured with two equally weighted portions: a corporate achievement component and a personal performance component. The corporate achievement component was based on the company’s achievement against pre-determined financial, strategic, and operational goals. The personal performance component is further detailed below. The STIP payout is determined using the following formula:

However, for 2023, and in response to shareholder feedback, we are adjusting the calculation of the STIP payout to ensure that corporate performance is a greater factor in determining payout. In fact, corporate goal achievement determines the STIP payout with individual performance acting as a further adjustment. The STIP payout for 2023 will be determined as follows:

Corporate Performance Goals. For 2022, the STIP goals were simplified to provide a larger portion of quantifiable metrics that better measure company short term performance and remove the automatic 10% Compensation Committee discretionary determination, resulting in the relative weight of the quantifiable performance measures increasing to 90% for 2022. The corporate performance goals for the company’s executives and the relative weights assigned to each were as follows with a maximum payout of 200% of target:

2022 STIP Corporate Performance Goals:

Performance Measure (relative weight)	Description	Goal/Objectives	Determination of Payout Level
Total Revenue (60%)	Achieve specified amount of recognized revenue as reported in our financial statements	Target is estimated recognized revenue as reported in 2022 financial statements Threshold $360M Target $400M

Minimum threshold set, below which would yield 0% achievement

Payout increases or decreases at rate of 1.25 percent for each million of revenue above or below target

Renewal of certain licensees provides 1.25x each $1 million of average annual revenue over life of the agreement

Innovation (30%)	Patent filings	Patent filings – meet or exceed specified number of first patent filings Target – 400 first patent filings	Achievement based on % of Target Filings

Evolution (10%)	Execute Human Capital initiatives with emphasis on DEI program and continued execution of culture and engagement projects	Conduct and analyze results of all-employee culture, engagement, and inclusion survey; enable the company’s evolution of flexible work	Bonus element pays out if specific, pre-defined strategic accomplishments were achieved

These corporate performance goals were structured to challenge and motivate executives and intended to align the executive team around a key set of company performance objectives. The goals further our long-term strategy to be a leading innovator, designer and developer of fundamental, horizontal technologies and to monetize our patented innovations primarily through licensing the products and services that implement them across vertical markets. We want to grow revenue and manage costs to drive profitability, strengthen our worldwide patent portfolio to support our licensing programs and execute on human capital initiatives. Our goal is to foster an environment where employees feel valued, respected and challenged and to create an environment that attracts and engages a talented workforce that contributes to the company’s growth and sustained success.

On January 26, 2023, the Chief Executive Officer reported to the Compensation Committee on the final achievement of the strategic corporate goals and provided his assessment with respect to individual named executive officers’ performance for the year. Actual achievement against each of these performance goals was determined at the conclusion of the fiscal year. The table below contains details of the achievement of each of the components of the STIP, along with the payout assigned to each component according to its level of achievement. Note that under the plan provisions, payouts are limited to 200% of target award levels, despite the fact that actual performance exceeded maximum levels for both Total Revenue and Innovation.

Corporate Strategic Performance Goals: Outcomes
Goal (Target metric weight)	Threshold Payout	Target Payout	Maximum Payout*	Achievement	Component Payout
Total Revenue (60%)	$360M 30%	$400M 60%		Total Revenue of $457.8M • Each $1M above or below $400M is 1.25% achievement • Each $1M of annual revenue over lifetime of certain agreements included at 1.25% (achieved 337% of target)	202%

Innovation (30%)	0%	30%		Patent filings (achieved 172% of target)	52%

Evolution (10%)	0%	10%		Conducted and analyzed culture, engagement & inclusion survey; DEI Taskforce launched & DE&I Program finalized; flexible workplace evolution (100% Achievement)	10%

					264%

Overall Corporate Achievement	30%	100%	200%	200%*

*	Individual categories were not capped; however, the overall achievement/payout of the STIP was capped at 200% of target

Personal Performance Component. The Personal Performance component of each NEO’s STIP is based on pre-established criteria and evaluated by the Compensation Committee at the end of the year. For the CEO, the Compensation Committee considered the Board’s assessment of his performance, as reflected in the assessment of the non-executive Chairman of the Board.

For 2022, Mr. Chen was further assessed on performance of the strategic corporate goals as his personal achievement of the following:

Goal	Achievements
Revenue	InterDigital was able to successfully execute on its strategy to increase revenue well above the target of $400 million, to $458 million, in part, by finalizing the new 7-year Apple license agreement before the previous agreement expired and at a 15% increase in annualized value over the previous agreement and executing an agreement to enter into binding arbitration to determine the final terms of its license agreement with Samsung. Furthermore, annual revenue from CE, Iot/Auto exceeded $100 million for the first time. Mr. Chen played a critical role in closing those transactions.

Innovation	Mr. Chen’s continued emphasis on and support of innovation drove a 40% increase in first filings in 2022.

Evolution	Mr. Chen’s support of the continued evolution of the corporate culture, DE&I initiatives and flexible workplace met expectations.

For the other NEOs, the Compensation Committee reviewed the performance assessments provided by Mr. Chen with respect to each executive’s individual performance and considered its own direct interactions with each NEO as well. The Compensation Committee included the impact on achievement of the strategic corporate goals and how well such NEO’s department performed during the year with respect to the department’s goals/primary projects. After completing the evaluations, the Compensation Committee determined that the personal performance achievement against objectives for each NEO employed by the Company at the end of 2022 was as follows:

NEO	Personal Performance Factor (0%-200%)
Liren Chen	200%
Richard J. Brezski	200%
Eric Cohen	200%
Eeva K. Hakoranta	200%
Rajesh Pankaj	200%

STIP Payout Calculation. Using the formula presented above, the payout for each executive was based on both Corporate Achievement and Personal Performance. The following table lays out the calculations for each NEO employed by the Company at the end of 2022:

NEO	2022 Base Salary ($)	Target bonus as percentage of base salary	Target bonus ($)	Corporate Achievement (applies to 50% of target award)	Personal Performance (applies to 50% of target award)	Overall achievement as % of target	Actual Bonus ($)
Liren Chen	690,000	100%	690,000	200%	200%	200%	1,380,000
Richard J. Brezski	402,500	75%	301,875	200%	200%	200%	603,750
Eric Cohen	408,408	75%	306,306	200%	200%	200%	612,612
Eeva K. Hakoranta(1)	394,108	75%	295,581	200%	200%	200%	591,162
Rajesh Pankaj	490,000	75%	367,500	200%	200%	200%	735,000

(1)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to $USD using an average exchange rate of 1.06.

Long-Term Compensation Program

The LTCP is designed to align management’s interests with those of the company’s shareholders to maximize the value of the company’s stock over the long term and to enhance retention efforts by incentivizing executive officers to drive the company’s long-term strategic plan. It consists of three components:

Equity Vehicle	What it Does	Vesting Requirements
Performance-based RSUs	Aligns NEO and shareholder interests by tying value to both business results and future stock price.	Achievement of specified performance goals is required for vesting. For performance that falls below threshold achievement, no equity vests; vesting is capped at 200% of target. Performance-based options’ exercise term is typically 7 to 10 years.
Performance-based stock options	Rewards for stock price appreciation and achievement of underlying goals.

Time-based RSUs	Focuses our executives on long-term share ownership and sustained value.	Three-year ratable vesting of shares.

2022 LTCP Grant

The Compensation Committee determines annually the participation level and components of each executive officer’s LTCP award, considering market data and internal pay equity between the company’s NEOs and other executives to motivate and incentivize performance across the senior management team and encourage collaboration and shared responsibility for executing the company’s strategic plan. The Compensation Committee approved LTCP awards granted on March 15, 2022, comprised of the following equity vehicles:

NEO	2022 LTCP Grant: Equity Mix
	Performance-Based RSUs	Performance Based Stock Options	Time-Based RSUs
Liren Chen	33%	33%	34%
Richard J. Brezski	40%	0%	60%
Eric Cohen	40%	0%	60%
Eeva K. Hakoranta	40%	0%	60%
Rajesh Pankaj	40%	0%	60%

In response to shareholder feedback, for 2023, the mix between time-based RSUs and performance-based RSUs for the company’s NEOs and other executives, other than the CEO, was adjusted to 50% performance-based RSUs and 50% time-based RSUs. The table below shows the target award values for the 2022 LTCP grant for each of the NEOs and includes the New Hire equity awards for Mr. Pankaj:

	Performance-Based RSUs ($) (1)	Performance-Based Stock Options ($) (2)	Time-Based RSUs ($) (1)	Total Value ($)
Liren Chen	1,100,000	1,100,000	1,100,000	3,300,000
Richard J. Brezski	440,000	—	660,000	1,100,000
Eric Cohen	440,000	—	660,000	1,100,000
Eeva K. Hakoranta	440,000	—	660,000	1,100,000
Rajesh Pankaj New Hire	600,000	—	2,400,000	3,000,000
2022 LTCP	480,000	—	720,000	1,200,000

(1)	Award amounts for performance-based and time-based RSUs were determined based on the closing price of InterDigital’s common stock on the date of grant.

(2)	Individual award amounts for options were calculated based on Black-Scholes values; additional information can be found in footnote 5 to the Summary Compensation Table below.

A Closer Look at 2022 LTCP Performance-Based RSUs and Options. The actual number of performance-based RSUs and performance-based options (the “Performance Awards”) from the 2022 LTCP that may vest is based on the achievement of pre-determined goal(s) set by the Compensation Committee. The goal for the 2022 LTCP is pro forma EBITDA, which measures overall profitability of the company.

The Performance Awards may vest at the end of the five-year performance period (January 1, 2022 through December 31, 2026) based on specified threshold, target, and maximum levels of pro forma EBITDA measured quarterly, on a trailing four quarter basis during years two through five of the performance period. The highest trailing four quarters determines goal achievement. If the threshold level of achievement is not met, there is no payout. Achievement of the threshold performance level will result in a 50% payout. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement above is calculated using linear straight-line interpolation between the target achievement level and the actual achievement level. There is a performance measurement at the end of the third (December 31, 2024) and fifth (December 31, 2025) fiscal years, and vesting may occur based on performance through that period. The payout cannot exceed 200% of target.

Status of Prior LTCP Grants:

2018 LTCP Grant: The 2018 LTCP performance-based RSUs had a five-year performance period (January 1, 2018 – December 31, 2022). The performance goals associated with the 2018 LTCP performance-

based RSUs required a threshold achievement of $150 million pro forma EBITDA, defined by adjusting EBITDA to eliminate stock based compensation, litigation costs and other non-recurring and non-operating items after adjustments to bring revenue in line with Revenue Platform. If the pro forma EBITDA threshold is met, Revenue Platform is measured to determine payout.

After reviewing the company’s achievement of the applicable goals as of December 31, 2022, the Compensation Committee determined that the company’s goal achievement for the 2018 cycle was below the threshold required for the vesting of any portion of the performance-based RSU awards. As a result, all performance-based RSUs granted under the 2018 LTCP were forfeited. The goals associated with the 2018 LTCP were as follows:

	Threshold	Target	Superior
Revenue Platform	$400M	$500M	$600M
Pro Forma EBITDA ($150 million threshold)

2020 LTCP Grant: As previously described in the company’s 2021 proxy statement, as part of the 2020 LTCP, the company granted performance-based awards with vesting contingent upon the achievement of Normalized Cash Flow (excluding China Revenue) and China Revenue Platform goals. The performance awards may vest at the end of a three-year performance period (January 1, 2020 through December 31, 2022) based on specified threshold, target, and maximum levels of Normalized Cash Flow achieved over the performance period as follows:

	Threshold	Target	Superior
Normalized Cash Flow (excluding China Revenue)	$150M	$250M	$350M

The Chief Executive Officer reported to the Compensation Committee on the achievement of the Normalized Cash Flow performance goal. The Normalized Cash Flow for the period from January 1, 2020, through December 31, 2022, was $290 million. The Compensation Committee reviewed the company’s achievement and determined that the company’s goal achievement was at 116% of target; as a result, 116% of the 2020 performance-based awards vested in March 2023.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

To align the interests of our executive officers with those of our shareholders, the company has established stock ownership guidelines for its executive officers. The CEO’s target ownership level is no less than the lesser of (i) the amount of company stock with a value of at least five times his current annual base salary or (ii) 65,000 shares. The company’s other executive officers are expected to own no less than the lesser of (i) the amount of company stock with a value of at least two times their current annual base salary or (ii) 12,500 shares.

Qualifying stock includes shares of common stock held outright or through the company’s 401(k) Plan (as defined below), restricted stock and, on a pre-tax basis, unvested time-based RSUs. Unearned performance-based RSUs and unexercised options do not count towards ownership guidelines. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing price is calculated annually on the date of the company’s annual meeting of shareholders.

Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her level is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the Compensation Committee. As of December 31, 2022, all of our executive officers were in compliance with the guidelines.

Prohibition Against Hedging & Clawback Policy

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Compensation is subject to a clawback policy that would, under certain circumstances, entitle the company to recover certain compensation previously paid to the company’s executive officers, in accordance with the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of any intentional misconduct or gross negligence by one or more executives that results in a material restatement of any company financial statement that was filed during the company’s then-current fiscal year or during one of the three prior full fiscal years, each executive would be required to repay or forfeit any excess cash-based incentive or performance-based equity compensation. The company will reevaluate and update its policy in 2023 to comply with the new rules recently adopted by the SEC and the Nasdaq Stock Market.

Savings and Protection and Nonqualified Deferred Compensation Plans

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including NEOs, are able to contribute the lesser of 100% of their annual base salary and bonus or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

As noted above, the IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The company’s nonqualified deferred compensation plan (the “Deferred Compensation Plan”) provides a select group of management and highly compensated employees, including the NEOs, with an opportunity to defer up to 40% of their base salary and up to 100% of their STIP payment. For 2022, the company matched up to 50% of the first 6% of the participant’s eligible deferrals, determined on a combined plan basis taking into account deferred amounts under both the Deferred Compensation Plan and the 401(k) Plan. Matching contributions are made once annually after the end of the year. Participants vest one-third in company matching contributions after one year of service, two-thirds after two years of service and fully after three years of service, a vesting schedule identical to the 401(k) Plan. For more information about the nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation.”

Severance Arrangements with NEOs

In October 2018, the company adopted the InterDigital, Inc. Executive Severance and Change in Control Policy (the “Executive Severance Policy”), which had an initial term of three years and automatically renews for additional successive one-year periods thereafter (unless the company provides notice of non-renewal at least 30 days before the expiration of the term (as extended by any renewal period)). The policy applies to all NEOs except for Ms. Hakoranta, whose severance arrangements, in compliance with local law, are set forth in her employment agreement and Mr. Chen, whose severance arrangements are modified by his offer letter related to his employment (the “Chen Offer Letter”). Among other things, the Executive Severance Policy provides severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without Cause, and provides for enhanced payments and benefits if such termination occurs on or within one year after a Change in Control, each as defined in the Executive Severance Policy. Ms. Hakoranta’s employment agreement provides similar payments and benefits. For more information regarding the provisions governing these termination scenarios, please see “Potential Payments upon Termination or Change in Control.”

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Compensation Committee considered all components of our compensation program and assessed any associated risks. The Compensation Committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under STIP and LTCP awards; (iv) the company’s adoption of, and adherence to, various compliance programs, including the Code of Ethics, a clawback policy, a contract review and approval process and signature authority policy and a system of internal controls and procedures; (v) the use of normalized cash flow as a performance metric; and (vi) the oversight exercised by the Compensation Committee over the performance metrics and results under the STIP and the LTCP. In addition, compensation programs are reviewed with Pearl Meyer on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on the assessment described above, the Compensation Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

Accounting for Share-Based Compensation

We follow FASB ASC Topic 718 for our share-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render services in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Jean F. Rankin, Chair

Derek Aberle

S. Douglas Hutcheson

John D. Markley, Jr.

The foregoing Compensation Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years (unless the NEO was not an executive officer of the company during such year). Our NEOs consist of: (i) Liren Chen, our President and CEO; (ii) Richard J. Brezski, our CFO and Treasurer; (iii) Eric Cohen, our Chief Strategy and Growth Officer; (iv) Eeva K. Hakoranta, our Chief Licensing Officer; and (v) Rajesh Pankaj, our Chief Technology Officer. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Liren Chen (8)	2022	690,000	500,000	1,650,025	550,000	1,380,000	54,762	4,824,787
President and Chief	2021	504,231	1,000,000	5,219,984	—	948,750	3,151,873	10,824,838
Executive Officer

Richard J. Brezski	2022	402,500		880,019	—	603,750	27,117	1,913,386
Chief Financial Officer	2021	402,500		660,000	—	384,891	26,121	1,473,512
and Treasurer	2020	402,500		300,000	—	351,684	23,325	1,077,509

Eric Cohen (8)	2022	408,408		880,019	—	612,612	30,088	1,931,127
Chief Strategy and Growth	2021	401,982		660,006	—	390,540	28,538	1,481,066
Officer

Eeva K. Hakoranta (8)(9)	2022	388,137		880,019	—	594,564	1,535	1,864,255
Chief Licensing Officer	2021	358,280		510,022	—	401,525	998	1,270,825

Rajesh Pankaj (8)	2022	233,692	233,333	3,660,037	—	735,000	69,292	4,931,354
Chief Technology Officer

(1)

Base salary increases, as applicable, for 2022, 2021, and 2020, became effective on March 1, 2022, and April 1, 2021 and 2020. Amounts reported reflect the value of base salary earned by each NEO during such years.

(2)

In connection with his hiring as CEO in April 2021, Mr. Chen received a sign-on cash bonus, the final third of which was paid in 2022, and in connection with his hiring as CTO in August 2022, Mr. Pankaj received a sign-on cash bonus.

(3)

Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(4)

Amounts reported also reflect the value at the grant date of performance-based RSUs granted in such years based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

On March 15, 2022, the company granted performance-based RSU awards to its NEOs; additionally, on August 15, 2022, the company granted a performance-based RSU award to Mr. Pankaj under the 2022 LTCP, as well as a performance-based RSU award as part of his new hire package. As of such dates, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants was set at an expected achievement of 50% and, as a result, their grant date fair value was 50% of the target value . For 2020 and 2021, the probable outcome of the performance conditions for the performance-based awards did not meet the threshold for recording compensation cost and, as a result, the grant date fair value of those awards was $0. The following table sets forth the grant date fair value of the performance-based RSUs granted to the NEOs in 2022 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% of target:

NEO	Maximum Value Performance-Based RSU Awards 2022 LTCP ($)
Liren Chen	2,200,033
Richard J. Brezski	879,989
Eric Cohen	879,989
Eeva K. Hakoranta	879,989
Rajesh Pankaj	959,977
New Hire PSU	1,200,027

(5)

Amounts reported reflect the value recognized for financial reporting purposes in accordance with FASB ASC Topic 718. During 2021 and 2022, the company granted performance-based options to Mr. Chen. As of the grant dates, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for these options was estimated at 50% and 0% achievement, for the options granted in 2022 and 2021, respectively. Assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% of target, the grant date fair value of the performance-based stock options granted to Mr. Chen in 2022 would be $2,200,000. The weighted-average assumptions underlying this valuation under the Black-Scholes option pricing model are as follows: expected term of 8.0 years; volatility of 36.33%; a risk-free interest rate of 2.16%; and a dividend yield of 2.251%.

(6)	Amounts reported include the value of payouts earned under the company’s 2022 STIP.

(7)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal year 2022:

NEO	401(k) Plan Matching Contributions ($)(a)	Supplemental LTD ($)(b)	Deferred Compensation Plan Matching Contributions ($)(c)	Relocation Expense ($)(d)	Total ($)
Liren Chen	9,150	5,599	40,012		54,762
Richard J. Brezski	9,150	3,495	14,472		27,117
Eric Cohen	9,150	6,120	14,818		30,088
Eeva K. Hakoranta		1,535			1,535
Rajesh Pankaj		3,164		66,128	69,292

(a)

Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s eligible salary and annual bonus contributed to the 401(k) Plan, up to the maximum amount permitted by the Internal Revenue Service.

(b)	Amounts represent premium amounts paid by the company for supplemental executive long-term disability insurance for the benefit of such NEO.

(c)

Amounts represent company matching contributions made pursuant to the company’s nonqualified deferred compensation plan for NEO contributions. For more information, see “Nonqualified Deferred Compensation.”

(d)

Amount represents a taxable reimbursement to compensate Mr. Pankaj for expenses related to his relocation from California to Conshohocken, Pennsylvania. Amount includes $18,833 in additional payment for tax assistance, which is provided to all InterDigital employees who receive relocation benefits.

(8)	Messrs. Chen and Cohen and Ms. Hakoranta were not among the company’s NEOs for 2020; Mr. Pankaj was not among the company’s NEOs for 2020 or 2021.

(9)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an average exchange rate of 1.06.

Grants of Plan-Based Awards in 2022

The following table summarizes the grants of (i) cash awards under the STIP and (ii) options (OPT), time-based RSU awards (TRSU) and performance-based RSU awards (PSU), each made to the NEOs during the year ended December 31, 2022. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Liren Chen	STIP		207,000	690,000	1,380,000
	OPT	3/15/2022				27,121	54,241	108,482		62.19	550,000
	TRSU	3/15/2022							17,688		1,100,017
	PSU	3/15/2022				8,844	17,688	35,376			550,008

Richard J. Brezski	STIP		90,563	301,875	603,750
	TRSU	3/15/2022							10,613		660,022

	PSU	3/15/2022				3,538	7,075	14,150			219,997

Eric Cohen	STIP		91,892	306,306	612,612
	TRSU	3/15/2022							10,613		660,022
	PSU	3/15/2022				3,538	7,075	14,150			219,997

Eeva K. Hakoranta(6)	STIP		88,674	295,581	591,162
	TRSU	3/15/2022							10,613		660,022

	PSU	3/15/2022				3,538	7,075	14,150			219,997

Rajesh Pankaj	STIP		110,250	367,500	735,000
	TRSU	8/15/2022							12,976		720,038
	TRSU (new hire)	8/15/2022							43,251		2,399,998
	PSU	8/15/2022				4,325	8,650	17,300			239,994
	PSU (new hire)	8/15/2022				5,407	10,813	21,626			300,007

(1)

Amounts reported represent the potential threshold, target and maximum STIP payouts depending on the level of performance achieved under the STIP for fiscal 2022. Such amounts ranged from 30% (if threshold met for revenue goal) to 200% of the target payout, representing the maximum payout possible under the STIP. For all NEOs, the actual amount earned for fiscal 2022, which is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2022 strategic corporate goals established by the Compensation Committee and individual performance of the NEO during 2022.

(2)

Amounts reported represent the potential threshold, target and maximum number of PSUs the NEO could earn, measured as of the grant date, pursuant to his or her PSU award for the 2022 LTCP and for Mr. Pankaj, pursuant to his PSU award granted as part of his new hire compensation package. 100% achievement of the performance goal or goals associated with the award results in a 100% payout of the associated target amounts. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold payout of 50% of target and a maximum payout of 200% of target.

(3)

Amounts reported represent the potential threshold, target and maximum number of performance-based stock options granted. 100% achievement of the performance goal or goals associated with the award results in a 100% vesting of the associated target number of options. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold vesting of 50% of target and a maximum vesting of 200% of target.

(4)

Grant date fair value of RSU awards is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2022 are scheduled to vest ratably over a three year period. Amounts reported for PSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for the PSUs granted pursuant to the 2022 LTCP and Mr. Pankaj’s new hire PSUs was estimated at an expected achievement of 50% and, as a result, their grant date fair value was 50% of the target value. See footnote 4 to the Summary Compensation Table above for the grant date fair value of the PSUs granted to the NEOs in 2022 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%.

(5)

Grant date fair value of option awards is determined in accordance with FASB ASC Topic 718. Amounts reported reflect the value at the grant date of the performance-based stock options granted in 2022 based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these performance-based options was estimated at an expected achievement of 50% and, as a result, their grant date fair value was 50% of the target value. See footnote 5 to the Summary Compensation Table above for the grant date fair value of the performance-based stock options granted to Mr. Chen in 2022 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%.

(6)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an average exchange rate of 1.06.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth information concerning outstanding option and stock awards of the NEOs as of December 31, 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Liren Chen	4/15/21	5,530		22,620	73.15	4/15/31
	4/15/21 (new hire)	150,815		60,326	73.15	4/15/31
	4/15/21						47,575	2,354,011
	4/15/21(7)								6,826	337,750
	4/15/21 (8)								6,205	307,023
	3/15/2022						17,688	875,202
	3/15/2022(9)								8,844	437,601
	3/15/2022			27,120	62.19	3/15/32

Richard J. Brezski	3/30/16	12,518			54.93	3/30/23
	7/16/18(10)								4,500	222,635
	3/15/19(11)								777	38,425
	3/31/20						6,722	332,605
	3/31/20(12)								10,083	498,907
	3/31/21						6,935	343,144
	3/31/21(7)								2,775	137,282
	3/15/2022						10,613	525,131
	3/15/2022 (9)								3,538	175,036

Eric Cohen	7/16/18(10)								3,150	155,837
	3/15/19(11)								544	26,898
	3/31/20						6,162	304,896
	3/31/20(12)								9,243	457,344
	3/31/21						6,935	343,144
	3/31/21(7)								2,775	137,282
	3/15/22						10,613	525,131
	3/15/22 (9)								3,538	175,036

Eeva K. Hakoranta	8/17/20						2,800	138,544
	8/17/20(12)								3,047	150,766
	3/31/21						5,674	280,750
	3/31/21(7)								2,270	112,320
	3/15/22						10,613	525,131
	3/15/22(9)								3,538	175,036

Rajesh Pankaj	8/15/22						12,976	642,052
	8/15/22(9)								4,325	214,001
	8/15/22 (new hire)						43,251	2,140,059
	8/15/22 (new hire) (9)								5,407	267,514

(1)

Amounts reported represent (a) for Mr. Chen, awards of performance-based options as part of his new hire compensation package and annual LTCP grants which vested upon the achievement of specified pre-approved milestones or goals, and (b) for Mr. Brezski, awards of options under the LTCP, which vested annually in three equal installments, beginning on the first anniversary of the grant.

(2)

Includes (a) threshold number of performance-based options granted for the 2021 LTCP, a portion of which are eligible to vest on March 15, 2024, subject to the achievement of pre-approved goals established by the Compensation Committee, and a portion of which are eligible to vest upon the achievement of specified pre-approved milestones, on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2025, (b) threshold number of performance-based new hire options that are eligible to vest upon achievement of specified pre-approved milestones on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, and (c) threshold number of performance-based options granted for the 2022 LTCP, a portion of which are eligible to vest on March 15, 2025 or 2027, subject to the achievement of pre-approved goals established by the Compensation Committee.

(3)

All awards granted are time-based RSUs granted under the LTCP or as part of Mr. Chen, Mr. Pankaj or Ms. Hakoranta’s new hire compensation packages. RSU awards granted in under the 2020 LTCP cliff vest upon the third anniversary of grant date, in 2023. Except as set forth in the following sentence, all new hire awards and other LTCP awards granted in 2021 and 2022 vest ratably, one third each year on the anniversary of grant date.

(4)	Values reported were determined by multiplying the number of unvested time-based RSUs by $49.48, the closing price of our common stock on December 31, 2022.

(5)

Numbers reported represent the number of performance-based RSUs that would vest upon achievement of threshold performance achievements pursuant to awards of performance-based RSUs made under the LTCP or as part of Mr. Chen or Mr. Pankaj’s new hire compensation packages.

(6)

Values reported were based on threshold performance measures and determined by multiplying the number of unvested performance-based RSUs by $49.48, the closing price of our common stock on December 31, 2022.

(7)

Threshold number of performance-based RSUs granted for the 2021 LTCP, a portion of which are eligible to vest on March 15, 2024, subject to the achievement of pre-approved goals established by the Compensation Committee, and a portion of which are eligible to vest upon the achievement of specified pre-approved milestones, on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2025.

(8)

Threshold number of new hire performance-based RSUs that are eligible to vest upon achievement of next specified pre-approved milestones on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved.

(9)

Number of performance-based RSUs granted for the 2022 LTCP eligible to vest at threshold. Eligible to vest on March 15, 2027, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2026.

(10)

Performance-based RSUs granted for the 2018 LTCP eligible to vest at threshold on March 15, 2023, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2022; threshold performance was not achieved, therefore, all performance-based RSUs were forfeited.

(11)

Performance-based RSUs granted for the 2019 LTCP that remain eligible to vest at threshold. A portion of the award vested on March 15, 2022, based on the achievement of pre-approved goals established by the Compensation Committee; the remaining unvested portion will remain eligible to vest on March 15, 2024, subject to the achievement of the performance goals measured as of December 31, 2023.

(12)

Performance-based RSUs granted for the 2020 LTCP eligible to vest at threshold on March 15, 2023, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2022, or upon the achievement of specified pre-approved milestones, on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2024. The Compensation Committee measured performance as of December 31, 2022, and determined that the goal was achieved at 116% of target, resulting in 116% of target vesting on March 15, 2023.

Option Exercises and Stock Vested in 2022

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2022 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Liren Chen	—	—	25,900	1,619,921
Richard J. Brezski	10,796	109,579	19,253	1,197,393
Eric Cohen	—	—	14,752	917,471
Eeva K. Hakoranta	—	—	4,279	260,654
Rajesh Pankaj	—	—	—	—

(1)	Amounts reported represent the total number of shares underlying exercised options, before deductions for tax withholdings and exercise price.

(2)	Amounts reported represent the number of options exercised multiplied by the applicable market price less the number of options exercised times the option exercise price.

(3)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(4)	Amounts reported represent the number of shares vested multiplied by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

In 2013, the company introduced a nonqualified deferred compensation plan to complement the 401(k) Plan. The IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The deferred compensation plan provides the company’s directors and designated select group of highly compensated employees, including the NEOs, with an opportunity to set aside additional compensation for their retirement. Pursuant to the terms of the deferred compensation plan, each eligible employee may elect to defer base salary and STIP payouts, and non-employee members of the Board may elect to defer Board fees, in each case, on a pre-tax basis and up to a maximum amount selected annually by the Compensation Committee.

An employee participant or director may allocate deferrals to one or more deemed investments under the deferred compensation plan. The amount of earnings (or losses) that accrue to a participant’s account attributable to deferrals depends on the performance of investment alternatives selected by the participant. The deemed investment options are currently similar to those available under the 401(k) Plan. However, a participant’s election of investment alternatives as measuring devices for determining the value of a participant’s account does not represent actual ownership of, or any ownership rights in or to, the investments to which the investment alternatives refer, nor is the company in any way bound or directed to make actual investments corresponding to such deemed investments.

The company will not make any matching or discretionary contributions to the accounts of directors. However, the company may, but is not required to, make matching or discretionary contributions in cash to the accounts of employee participants. Any such company contributions are subject to a vesting schedule as determined by the Compensation Committee. The specific terms for each plan year, including eligible compensation, minimum and maximum deferral amounts (by percentage of compensation) and matching terms, are determined on an annual basis by the Compensation Committee.

Employee participant and director account payment obligations are payable in cash on a date or dates selected by the employee participant or director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. An employee participant or director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

For the 2022 plan year, eligible employees could elect to defer 6%, 10%, 20%, 30% or 40% of their base salary and 25%, 50%, 75% or 100% of their STIP. Matching contributions are determined on a combined plan basis taking into account deferred amounts under both the 401(k) Plan and the deferred compensation plan. Deferral elections had to be made by December 31, 2021. For 2022, a participant’s combined match for the 401(k) and deferred compensation plan was 50% of the combined deferrals up to 6% of the participant’s eligible deferrals, and matching contributions under the deferred compensation plan were deemed to be notionally invested in investment alternatives elected by the NEO that are similar to those available to participants in the 401(k) Plan. Matching contributions are made once annually after the end of the year.    Matching contributions vest ratably based on years of service of the participant over three years in one-third increments, with the first vesting occurring after one year of service. Mr. Chen has not yet met the three (3) years of service requirement for full vesting, however, per the terms of the Chen Offer Letter, one-half of the discretionary contribution vested immediately with the remaining amount vesting in three equal installments in each of January 2022, 2023, and 2024. Additionally, per the terms of the Chen Offer Letter, if Mr. Chen is terminated without Cause, due to death or disability or resigns for Good Reason, as defined in the Chen Offer Letter, the discretionary company contribution will immediately vest upon such termination.

The following table sets forth the relevant NEO information regarding the deferred compensation plan for 2022.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Liren Chen	1,192,879	40,012	(764,708)	—	3,791,321
Richard J. Brezski	40,250	14,472	(97,546)	—	509,556
Eric Cohen	138,476	14,818	(39,043)	—	268,035
Eeva K. Hakoranta	—	—	—	—	—
Rajesh Pankaj	—	—	—	—	—

(1)

Contributions include deferred 2022 salary amounts and deferred 2021 STIP amounts (corresponding to the portion of the 2021 STIP amount paid in 2022). The payouts of the 2022 STIP were not made until 2023. As a result, any deferrals of the 2022 STIP are not reflected in this column. For Messrs. Chen, Brezski and Cohen, $275,600, $40,250, and $40,840, respectively, was included in the “Salary” column of the Summary Compensation Table.

(2)

For the 2022 plan year, the company matched deferrals up to 50% of the first 6% of the participant’s base salary and annual bonus, determined on a combined plan basis taking into account amounts deferred under both the 401(k) Plan and the deferred compensation plan during the 2022 calendar year. The amounts disclosed in this column reflect matching contributions (made by the company in 2023) for 2022 NEO deferral contributions. Amounts are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2022.

(3)

The company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Therefore, the amounts in this column are not included in the Summary Compensation Table. Balances include earnings (losses) credited to the NEO’s account from notional investment alternatives elected by the NEO from alternatives that are similar to those available to participants in the 401(k) Plan.

(4)	Aggregate balance consists of employee contributions made in 2013 through 2022, company matching contributions for 2013 through 2022 and notional investment earnings through 2022.

Set forth below are the amounts reported in the aggregate balance that were previously reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for fiscal years 2013 through 2021, in the aggregate:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Liren Chen	201,693	—	3,006,427
Richard J. Brezski	272,815	50,192	89,673
Eric Cohen	23,990	—	13,718
Eeva K. Hakoranta	—	—	—
Rajesh Pankaj	—	—	—

The deferred compensation plan was implemented in 2013. Therefore, there are no amounts included that were reported as compensation to any NEO prior to 2013.

Potential Payments upon Termination or Change in Control

InterDigital, Inc. Executive Severance and Change in Control Policy

As discussed above in “Compensation Discussion and Analysis,” our NEOs are eligible for benefits pursuant to the Executive Severance Policy, which provides for severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the Executive Severance Policy, in the event of a termination other than for Cause, death or disability, and provided the NEO executes a separation agreement in a form acceptable to the company (which may include, among other things, a broad release of all claims against the company, a non-disparagement, a non-solicitation and other standard restrictive covenant provisions) (a “Separation Agreement”), the NEO would be entitled to receive: (i) severance in an amount equal to one and a half times base salary then in effect (or, in the case of our Chief Executive Officer between the first and second anniversary of his start date, two times the sum of his base salary then in effect and STIP target) paid over a period of 18 months (or, in the case of our Chief Executive Officer, 24 months); (ii) health coverage on terms and conditions comparable to those most recently provided for the period of one year (or, in the case of our Chief Executive Officer, 18 months) commencing upon the date of termination; (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services and (iv) pro-rata vesting of outstanding equity awards pursuant to the terms of the applicable award agreements.

If the company terminates an NEO other than for Cause or such NEO terminates employment with us for Good Reason, in each case within one year (in the case of our Chief Executive Officer, two years) following a Change in Control of the company and provided that he or she executes a Separation Agreement, pursuant to the terms of the Executive Severance Policy, the NEO would be, entitled to (i) severance in an amount equal to two times base salary then in effect (in the case of our Chief Executive Officer, in the amount set forth in the table below) plus one times the target bonus under the STIP then in effect and (ii) an amount equal to the cost of continued health coverage on terms and conditions comparable to those most recently provided for the period of 24 months, in each case, paid in a lump sum 60 days after date of termination. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA.

Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2017 Equity Plan.

The following table summarizes the benefits that become payable to an NEO at, or following, retirement, resignation, Change in Control, qualifying termination after Change in Control, termination with Cause, resignation with Good Reason, and termination due to death or disability, including severance payments payable pursuant to the Executive Severance Policy as well as the vesting of outstanding equity awards:

	Resignation/ Retirement (1)	Resignation for Good Reason (2)	Death or Disability	Involuntary Termination w/o Cause (3)	Change in Control (CIC)	Qualified Termination following CIC (4)
Severance/Cash (5)	NA	CEO and Chief Licensing Officer	NA	per Executive Severance Policy	NA	per Executive Severance Policy
Life, health & other benefits	NA	18 mths COBRA	Life Insurance/ Disability	CEO - 18 mths COBRA NEOs - 12 mths COBRA	NA	24 mths COBRA
STIP	NA	NA	NA	NA	NA	100% STIP
Deferred Compensation Plan (6)	As elected by Employee		Immediate lump sum payment	As elected by Employee	Immediate lump sum payment	NA
LTCP
Time-based RSUs (7)	Forfeit unvested awards		Pro-rata vesting		Awards must be assumed or substituted by successor or vest in full	Vest in Full
PSUs (8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in their last year of applicable performance period			CEO - vest at greater of target or performance; NEOs vest at target
Performance-based options (8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in their last year of applicable performance period			CEO - vest at greater of target or performance; NEOs vest at target

	Resignation/ Retirement (1)	Resignation for Good Reason (2)	Death or Disability	Involuntary Termination w/o Cause (3)	Change in Control (CIC)	Qualified Termination following CIC (4)
CEO - New Hire Equity Award
Time-based RSUs	Forfeit unvested awards		Vest in full		Awards must be assumed or substituted by successor or vest in full	Vest in full
PSUs	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in the last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	Vest at target if term within 2 years of Change in Control
Performance-based options	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in the last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	Vest at target if term within 2 years of Change in Control

(1)

The retirement of an NEO would trigger the distribution of such NEO’s deferred amounts under the deferred compensation plan, if applicable, in accordance with his or her applicable distribution elections.

(2)

If Mr. Chen resigns for Good Reason (outside a Change in Control period), as defined in the Chen Offer Letter, he is eligible for severance and benefits per the Executive Severance Policy and is also eligible for accelerated vesting pursuant to the terms of his equity award agreements. Ms. Hakoranta, pursuant to the terms of her employment agreement, is eligible for severance in the amount of 150% of base salary & pro-rata portion of STIP if she resigns for Good Reason, as defined in the 2017 Equity Plan.

(3)

Pursuant to the terms of the Chen Offer Letter and as applicable to the Executive Severance Policy, new hire equity award agreements and 2021 LTCP equity agreements, Cause is defined as follows: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to Mr. Chen’s obligations to the company, in each case which results in material harm to the business or reputation of the company; (ii) willful and material breach of his Nondisclosure and Assignment of Ideas Agreement (“NDAIA”); (iii) a conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (iv) the willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors.

(4)

Qualified Termination following Change in Control occurs if terminated without Cause or for Good Reason within 24 months post Change in Control for Mr. Chen or within 12 months post Change in Control for other NEOs. Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2017 Equity Plan. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA.

(5)

For a Qualified Termination of Mr. Chen – between first and second anniversary of hire date, 200% of base salary plus STIP Target, 18 months COBRA; after second anniversary of hire date, 200% of base salary and

18 months COBRA. For Ms. Hakoranta – if terminated for any reason other than summary dismissal, including resignation for Good Reason, eligible for severance in the amount of 150% of base salary & pro-rata portion of STIP. For other NEOs – per terms of Executive Severance Policy, 150% of base salary.

(6)

See “Aggregate Balance at Last FYE” column in “Nonqualified Deferred Compensation Table” for amounts payable for all NEOs, except Mr. Chen. In the event Mr. Chen voluntarily resigns or retires prior to January 2023, the discretionary contributions would not be fully vested nor would any company match contributions be fully vested per the terms of the Chen Offer Letter. If an NEO’s employment terminates with the company for any reason, the NEO would receive a distribution of deferred amounts under the deferred compensation plan, including the vested portion of any company matching or discretionary contributions, in accordance with the NEO’s applicable distribution elections. However, in the event of a termination due to death, the NEO would receive the balance of deferred compensation account in a lump sum as soon as administratively practicable. In the event the NEO is involuntarily terminated by the company for Cause, the NEO would receive the balance of the deferred compensation account in a lump sum within 90 days of the date of termination. In the event of a Change in Control, as defined by the deferred compensation plan, the NEO would receive a distribution of the account balance in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in Control.

(7)

If an NEO’s employment terminates due to death or disability or the NEO is terminated by the company without Cause, the NEO would be entitled to pro-rata vesting of all time-based RSUs. The pro-rata portion of each grant is determined by multiplying the total number of RSUs by a fraction equal to the number of days during the period beginning on the grant date or most recent vest date and ending on the original vesting date (“Restricted Period”) for which the NEO was employed by the total number of days during the Restricted Period. In the event of a termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.

(8)

If an NEO’s employment is terminated by the company without Cause or by reason of the NEO’s death or disability during the last year of a Performance Period for performance-based RSUs or performance-based options, the performance-based RSUs or options will vest as to a prorated portion (based on the number of days the NEO was employed during the applicable performance period) of the number of RSUs or options that would have otherwise vested according to actual performance during the performance period. In the event of a termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.

Post-Termination Obligations

Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.

Taxes

In the event that the payments made to an NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the Executive Severance Policy provides that the payments will be either (i) reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) made in full, whichever produces the larger after-tax net benefit to the NEO. The Executive Severance Policy does not provide for an excise tax “gross-up.”

Potential Payments upon Termination or Change in Control

The following table reflects the potential payments and benefits that would be provided to each NEO upon: (i) Resignation or Retirement; (ii) resignation by Mr. Chen or Ms. Hakoranta for Good Reason unrelated to a Change in Control; (iii) termination due to disability or death; (iv) termination without Cause; (vi) termination by the company without Cause or by Mr. Chen within two years of a Change in Control or by an NEO for Good

Reason within one year of a change in control of the company; and (vii) Change in Control of the company without a termination.

The amounts shown assume that the termination (or the Change in Control in the case of (vii)) was effective as of December 31, 2022, and the price per share used to calculate the value of the company’s stock awards was $49.48, the per share closing market price of our common stock on December 31, 2022. The amounts reflected are estimates of the amounts that would have been paid to the NEOs upon their termination pursuant to existing terms in place at December 31, 2022. In addition, note that the tables below do not take into account the cutback provision described above under “Termination Scenarios — Taxes.” As a result, the actual amounts paid could be lower than what is presented. The actual amounts to be paid can be determined only at the time the events described above actually occur.

	Voluntary Termination / Retirement		Resignation for Good Reason		Termination w/o Cause		Death or Disability		Change in Control (w/o Termination)	Change in Control (termination or resignation for Good Reason)
Lawrence Chen
Severance	—		2,760,000	(1)	2,760,000	(1)	—		—	3,450,000	(2)
STIP	—		—		—		—		—	690,000	(3)
Life, Health & Other Benefits	—		23,673	(4)	23,673		$750,000/ 20,000	(5)	—	31,564	(6)
New Hire Equity	—		1,854,810	(7)	1,854,810		1,854,810			1,854,810
LTCP	—		1,071,601	(8)	1,071,601		1,071,601			4,116,770	(9)
Deferred Compensation Plan	2,502,272	(10)	3,791,320	(11)	3,791,320		3,791,320		3,791,320
Richard Brezski
Severance	—		—		603,750	(12)			—	805,000	(13)
STIP	—		—						—	301,875	(3)
Life, Health & Other Benefits	—		—		26,450	(14)	603,750/ 20,000	(5)	—	52,901	(6)
LTCP	—		—		1,774,963	(15)	1,774,963		—	3,313,168	(16)
Deferred Compensation Plan	436,829	(17)	436,829		436,829		436,829		436,829
Eric Cohen
Severance	—		—		612,612	(12)			—	816,816	(13)
STIP	—		—						—	306,306	(3)
Life, Health & Other Benefits	—		—		26,450	(14)	612,612 / 20,000	(5)	—	52,901	(6)
LTCP	—		—		1,627,290	(15)	1,627,290			3,052,546	(16)
Deferred Compensation Plan	268,035	(17)	268,035		268,035		268,035		268,035
Eeva K. Hakoranta
Severance	—		591,162		591,162				—	788,216
STIP	—		295,581	(18)	295,581	(18)			—	295,581	(3)
Life, Health & Other Benefits	—		4,545	(19)	4,545	(19)	9,350	(20)	—	9,090	(19)
LTCP	—		924,891		924,891	(15)	924,891	(15)		1,815,196	(16)
Deferred Compensation Plan	—		—		—		—		—	—
Rajesh Pankaj
Severance	—		—		735,000	(12)			—	980,000	(13)
STIP	—		—							367,500	(3)
Life, Health & Other Benefits	—		—		26,450	(14)	735,000/ 20,000	(5)	—	52,901	(6)
LTCP	—		—		654,544	(15)	654,544			3,771,697	(16)
Deferred Compensation Plan	—		—		—		—		—	—

(1)

The amount represents a cash severance payment equal to 200% of the sum of Mr. Chen’s base salary plus STIP target in the case of resignation for Good Reason or termination without Cause, per the Terms of the Chen Offer Letter.

(2)

The amount represents a cash severance payment equal to two and one-half times the sum of Mr. Chen’s base salary plus STIP target in case of termination within twenty-four months of a Change in Control per the terms of the Chen Offer Letter.

(3)	The amount represents the NEO’s STIP paid out at target for resignation for Good Reason or termination without Cause within 12 months of a Change in Control (or in the case of Mr. Chen, 24 months).

(4)

The amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Chen as of December 31, 2022, pursuant to the Executive Severance Policy.

(5)

The amount represents the payment prescribed under our basic term life insurance program calculated as follows: 1.5 times base salary, up to a maximum of $750,000 and the monthly benefit that would become payable to Mr. Chen under our executive long term disability plan in the event of his termination due to disability on December 31, 2022, calculated as follows: 60% of his monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date he ceases to be totally disabled or (b) his 65th birthday.

(6)

The amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to the NEO as of December 31, 2022, pursuant to the Executive Severance Policy.

(7)

The amount represents a full vesting of Mr. Chen’s time-based new hire equity awards, pro-rata vesting of his new hire performance-based RSU and new hire options per the terms of the Chen Offer Letter and award agreements. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(8)	The amount represents pro-rata vesting of Mr. Chen’s 2021 and 2022 LTCP Awards (time-based RSUs, performance-based RSUs and performance based options).

(9)	The amount represents the vesting of Mr. Chen’s 2021 and 2022 LTCP Awards upon resignation for Good Reason or termination without Cause within 24 months of a Change in Control.

(10)	The amount represents the vested portion of Mr. Chen’s deferred compensation plan account which is payable upon retirement or voluntary termination.

(11)	The amount represents the balance of Mr. Chen’s deferred compensation plan account at December 31, 2022, which would be 100% vested upon termination without Cause or resignation for Good Reason.

(12)	The amount represents cash payments under our Executive Severance Policy equal to 1.5 times an NEO’s base salary.

(13)	The amount represents cash payments under our Executive Severance Policy equal to two times an NEO’s base salary.

(14)

The amount represents the value of health coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to NEO as of December 31, 2022 pursuant to the Executive Severance Policy.

(15)

This amount represents the value, at December 31, 2022, of the NEO’s outstanding performance-based RSUs granted for the 2018 and 2019 LTCP cycles and time-based and performance-based RSUs granted for the 2020, 2021, and 2022 LTCP cycles that would vest upon termination due to disability, death or termination by the company without Cause. Pursuant to the terms of the awards, the NEO would forfeit eligibility to receive any payout of performance-based RSUs granted for the 2019, 2021 and 2022 LTCP since a termination on December 31, 2022, would not be in the final year of the applicable performance periods. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted for the 2018 and 2020 LTCP (the performance period for which ended December 31, 2022), the amount reflects the actual payout of 0% of target for 2018 LTCP and 116% of target for the 2020 LTCP (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(16)

This amount represents the value, at December 31, 2022, of the NEO’s unvested time-based RSUs and performance-based RSUs awards granted for the 2018, 2019, 2020, 2021 and 2022 LTCPs that would vest upon termination (by us without Cause or by the NEO for Good Reason) within one year following a Change in Control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(17)

This amount represents the balance, at December 31, 2022, of the NEOs deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company for any reason pursuant to the NEO’s deferral elections, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a Change in control, in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in control.

(18)	This amount represents the pro-rata STIP payment that would be paid out upon resignation for Good Reason or termination without cause, pursuant to the terms of Ms. Hakaranta’s employment agreement.

(19)

This amount represents the annual cost of business travel insurance, health insurance and statutory group insurances which would be paid for 12 months upon termination without Cause or for 24 months upon termination without Cause or resignation for Good Reason within 12 months after a Change in Control.

(20)	This amount represents the statutory group life insurance benefit for which employees in Finland are entitled.

Pay Versus Performance
In
accordance with rules adopted by the SEC, we provide the
following
disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis (“CD&A”) in this proxy statement
for a complete description of h
ow execu
tive
compensation
relates to Company performance and how the Compensation Committee makes its decisions.

							Year-end value of $100 invested on 12/31/2019 in:
Year	Summary Compensation Table Total for Liren Chen (1) $	Summary Compensation Table Total for William Merritt (2) $	Compensation Actually Paid to Liren Chen (1)(3)(4)(5) $	Compensation Actually Paid to William Merritt (2)(3)(4)(5) $	Average Summary Compensation Table Total for Non-CEO NEOs (6) $	Average Compensation Actually Paid to Non-CEO NEOs (3)(4)(5)(6) $	IDCC $	NASDAQ Telecommuni- cations Total Shareholder Return $	Net Income (in millions) $	Adjusted EBITDA (7) (in millions) $	Revenue (in millions) $
2022	4,824,787	0	8,473,818	0	2,660,110	3,432,926	97.42	95.61	93.7	254.5	457.8
2021	10,824,838	1,570,440	19,400,708	-711,223	1,426,410	2,407,304	137.70	127.87	55.3	208.0	425.4
2020	0	2,642,504	0	3,740,057	1,218,153	1,067,958	114.28	122.04	44.8	155.3	359.0

(1)	Liren Chen became CEO of the Company on April 5, 2021.

(2)	William Merritt served as CEO until his retirement on April 5, 2021.

(3)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2022		2021			2020
	Liren Chen	Average Non-CEO NEOs	Liren Chen	William Merritt	Average Non-CEO NEOs	William Merritt	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$4,824,787	$2,660,110	$10,824,838	$1,570,440	$1,426,410	$2,642,504	$1,218,153
Adjustments for Pension
Adjustment Summary Compensation Table Pension	—	—	—	—	—	—	—
Amount added for current year service cost	—	—	—	—	—	—	—
Amount added for prior service cost impacting current year	—	—	—	—	—	—	—

Total Adjustments for Pension	$—	$—	$—	$—	$—	$—	$—
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(2,200,025)	$(1,575,024)	$(5,219,984)	$—	$(637,515)	$(1,083,348)	$(397,237)
Year-end fair value of unvested awards granted in the current year	$5,249,160	$1,866,893	$7,850,314	$—	$907,588	$2,102,469	$558,750
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$783,791	$532,141	$—	$(1,601,770)	$623,362	$611,174	$(569,990)
Fair values at vest date for awards granted and vested in current year	$—	$—	$5,945,540	$—	$—	$681,993	$475,054
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(183,895)	$(51,194)	$—	$(679,893)	$87,459	$(1,214,735)	$(216,773)
Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$3,649,031	$772,816	$8,575,870	$(2,281,663)	$980,895	$1,097,553	$(150,195)

Compensation Actually Paid (as calculated)	$8,473,818	$3,432,926	$19,400,708	$(711,223)	$2,407,304	$3,740,057	$1,067,958

(4)	The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:

•	Expected life of each stock option is based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest/FYE date.

•	Strike price is based on each grant date closing price and asset price is based on each vest/FYE closing price.

•	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/FYE date.

•	Historical volatility is based on daily price history for each expected life (years) prior to each vest/FYE date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.

•	Represents annual dividend yield on each vest/FYE date.

(5)
Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance of PRSUs at each measurement date.

(6)	Non -CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2022: Richard Brezski; Eric Cohen; Eeva Hakoranta; Rajesh Pankaj
2021: Richard Brezski; Eric Cohen; Eeva Hakoranta; Henry Tirri
2020: Richard Brezski; Richard Gulino; Kai Öistämö

(7)	Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for an explanation of this metric and a detailed reconciliation to the most directly comparable GAAP measure.
Most Important Performance Measures
In our assessment, the most important performance measures used to link CAP (as calculated in accordance with the SEC rules) to Company performance are listed below. The role of each of these performance measures in our executive compensation program is discussed in the CD&A.

•	Adjusted EBIDTA

•	Revenue

Descriptions of the Information Presented in the Pay Versus Performance Table
The illustrations below compare CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative TSR and the NASDAQ Telecommunications Index’s cumulative TSR;

•	the Company’s Net Income;

•	the Company’s Adjusted EBITDA; and

•	the Company’s Revenue.

Chief Executive Officer Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform. The Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our Chief Executive Officer’s annual total compensation in fiscal year 2022 to that of the median of all other employees for that same period.

There were no significant changes to our global employee population in 2022 that would result in a significant change to our pay ratio disclosure, therefore, we are using the same median employee to calculate this year’s ratio.

Our Chief Executive Officer’s total 2022 compensation, as set forth in the Summary Compensation Table above, was $4,824,787. Our median employee’s total 2022 compensation was approximately $144,582, making our Chief Executive Officer’s pay in 2022 approximately 33 times the pay of our median employee.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The median employee was identified in 2020 by determining the compensation for each employee using the following consistently applied compensation measures:

•	Annual Salary for fiscal year;

•	Annual incentive bonus target (i.e., STIP award); and

•	Grant date fair value of equity awards (or long-term cash compensation award) granted during fiscal year.

We applied U.S. exchange rates to the compensation elements paid in non-U.S. dollars.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2022:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	1,512,202	$60.08	1,911,196
Equity compensation plans not approved by InterDigital shareholders(3)	—	—	—
Total	1,512,202	$60.08	1,911,196

(1)

Column (a) includes 606,934 shares of common stock underlying outstanding time-based RSU awards, 528,093 shares of common stock underlying outstanding performance-based RSU awards, 645,609 shares of common stock underlying outstanding stock options, and 10,811 dividend equivalents credited in respect of unvested RSU awards. For Mr. Chen’s new hire performance-based RSUs and performance-based stock options, these amounts assume a maximum payout of 300% of target; all other performance-based RSUs and performance-based stock options assume a maximum payout of 200% of target. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)

On June 17, 2017, the company’s shareholders adopted and approved the 2017 Equity Plan. On June 2, 2021, the company’s shareholders adopted and approved an amendment to the 2017 Equity Plan approving an additional 1,780,000 shares available under the plan. The 2017 Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, performance units, performance shares and incentive cash bonuses. Amounts reported relate to securities available for future issuance under the 2017 Equity Plan, as amended.

(3)	The company does not have any awards outstanding or shares remaining available for grant under equity compensation plans not approved by its shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 27,073,147 shares of our common stock outstanding as of March 31, 2023, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each NEO and all directors and executive officers as of the date of this proxy statement as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2023, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder. The table below excludes dividends and dividend equivalent units that will be payable on April 26, 2023.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Derek Aberle	—	—
Samir Armaly	—	—
Joan H. Gillman(1)	2,341	*
S. Douglas Hutcheson(1)	8,398	*
John A. Kritzmacher	17,670	*
Pierre-Yves Lesaicherre	2,484	*
John D. Markley, Jr.	4,933	*
Jean F. Rankin	25,564	*
Named Executive Officers:
Richard J. Brezski(2)	82,951	*
Liren Chen(3)	224,698	*
Eric Cohen	31,277	*
Eeva K. Hakoranta	7,153	*
Rajesh Pankaj	—	—
All directors, director nominees and executive officers as a group (14 persons)(4)	417,564	1.5%
Greater Than 5% Shareholders:
BlackRock, Inc.(5)	5,117,381	18.9%
55 East 52nd Street New York, New York 10055
The Vanguard Group(6)	3,474,662	12.8%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1% of our outstanding common stock.

(1)	Does not include shares of common stock that have vested but have been deferred or dividend equivalents that have accrued on vested but deferred shares.

(2)	Includes 1,951 shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan.

(3)	Includes 156,345 shares of common stock that Mr. Chen has the right to acquire through the exercise of stock options.

(4)

Includes: 156,345 shares of common stock that all directors, director nominees and executive officers as a group have the right to acquire through the exercise of stock options and 1,951 shares of common stock beneficially owned by all directors, director nominees and executive officers as a group through participation in the 401(k) Plan.

(5)

As of December 31, 2022, based on information contained in the Schedule 13G/A filed on February 1, 2023 by BlackRock, Inc. With respect to the shares beneficially owned, BlackRock, Inc. reported that it has sole voting power with respect to 5,063,245 shares and sole dispositive power with respect to 5,117,381 shares.

(6)

As of December 31, 2022, based on information contained in the Schedule 13G/A filed on February 9, 2023 by The Vanguard Group. With respect to the shares beneficially owned, the Vanguard Group reported that it has shared voting power with respect to 32,701 shares, sole dispositive power with respect to 3,412,172 shares and shared dispositive power with respect to 62,490 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Procedures

The company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a Related Person, in which the related person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or

•

The chair of the Audit Committee, pursuant to authority delegated to the chair by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Transaction Involving Related Persons

Indemnification of Directors and Officers; Director Indemnity Agreements

We have Indemnification Agreements with certain of our directors and officers. Each Indemnification Agreement provides, among other things, that the company will, to the extent permitted by applicable law, indemnify each indemnitee if, by reason of such indemnitee’s status as a director or officer of the company, such indemnitee was, is or is threatened to be made a party to any proceeding, whether of a civil, criminal, arbitrational, administrative or investigative nature, against all expenses related thereto, including judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding, including attorneys’ fees). In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, any agreement, board action or applicable law.

OTHER MATTERS

During 2022, did all directors and officers timely file all reports required by Section 16(a) of the Exchange Act?

Based solely upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that, during and with respect to 2022, all of our directors and officers timely filed all reports required by Section 16(a).

How may shareholders make proposals or director nominations for the 2024 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2024 annual meeting may do so by submitting the proposal in writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2024 annual meeting, shareholder proposals must be received no later than December 22, 2023, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2024 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than February 7, 2024, and no later than March 8, 2024. However, if the date of our 2024 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2023 annual meeting, the submission and the required information must be received by us no earlier than the 120th day prior to the 2024 annual meeting and no later than the later of the 90th day prior to the annual meeting or, if later, the 10th day following the day on which we first publicly announce the date of the 2024 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2024 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the IR menu heading “Governance – Governance Documents,” or by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. For 2023, we have also engaged Alliance Advisors, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an anticipated fee of not more than $15,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as

“householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

How can I receive the annual report?

We will provide to any shareholder, without charge, a copy of our 2022 annual report on Form 10-K upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our 2022 annual report and this proxy statement are also available online at http://ir.interdigital.com/FinancialDocs.

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

Adjusted EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into the company’s ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. This non-GAAP financial measure may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. A detailed reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	2022	2021	2020
Net income attributable to InterDigital, Inc.	$93,693	$55,295	$44,801
Net loss attributable to non-controlling interest	(1,632)	(13,107)	(6,860)
Income tax provision	25,502	15,368	(6,648)
Other income (expense), net & interest expense	32,953	13,650	23,875
Depreciation and amortization	78,571	78,193	81,041
Share-based compensation	22,127	28,736	10,442
Other items(a)	3,280	29,877	8,641

Adjusted EBITDA	$254,494	$208,012	$155,292

(a)	Other items include:

2022: Restructuring costs

2021: $27.9M of restructuring costs and $2.0M of additional non-recurring personnel-related costs expenses related to new employee agreements.

2020: $1.1M of impairment charges and a $7.5M non-cash charge of patents disposed

A-1

SCAN TO VIEW MATERIALS & VOTE

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNEDAND DATED.

INTERDIGITAL, INC.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Derek K. Aberle	☐	☐	☐
1b. Samir Armaly	☐	☐	☐
1c. Lawrence (Liren) Chen	☐	☐	☐
1d. Joan H. Gillman	☐	☐	☐
1e. S. Douglas Hutcheson	☐	☐	☐
1f. John A. Kritzmacher	☐	☐	☐
1g. Pierre-Yves Lesaicherre	☐	☐	☐
1h. John D. Markley, Jr.	☐	☐	☐
1i. Jean F. Rankin	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	For	Against	Abstain
2. Advisory resolution to approve executive	☐	☐	☐

NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2023 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2022 ANNUAL REPORT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

INTERDIGITAL, INC. 200 BELLEVUE PARKWAY, SUITE 300 WILMINGTON, DE 19809-3727 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 6, 2023 for shares held directly and by 11:59 P.M. Eastern Time on June 1, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/IDCC2023 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 6, 20233 for shares held directly and by 11:59 P.M. Eastern Time on June 1, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69637-P22916 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNEDAND DATED. The Board of Directors recommends you vote FOR the election of each of the following nominees: Nominees: For Against Abstain Lawrence (Liren) Chen John A. Kritzmacher Pierre-Yves Lesaicherre The Board of Directors recommends you vote FOR For Against Abstain proposal 2: 2. Advisory resolution to approve executive The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 YEAR on proposal 3: The Board of Directors recommends you vote FOR For Against Abstain proposal 4: Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2023. ANNUAL REPORT. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

INTERDIGITAL, INC. 2023 Annual Meeting of Shareholders June 7, 2023 2:00 P.M. Eastern Time Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting, Proxy Statement and 2022 Annual Report are available at www.proxyvote.com E69638-P22916 INTERDIGITAL, INC. 2023 Annual Meeting of Shareholders To Be Held June 7, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Joshua D. Schmidt, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendations of the Board of Directors on all matters as to which a choice is not specified by the undersigned shareholder, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Wednesday, June 7, 2023, at 2:00 P.M. Eastern Time via the Internet at www.virtualshareholdermeeting.com/IDCC2023, and at any adjournment or postponement thereof. Record holders who attend the virtual annual meeting may vote via the Internet during the meeting; such vote will supersede this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side